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Exhibit 10.7

        [CONFORMED AS EXECUTED]

CREDIT AGREEMENT

dated as of

September 12, 2003

among

ARCH CAPITAL GROUP LTD.,

The Lenders Party Hereto,

COMMERZBANK AG, NEW YORK BRANCH,

CREDIT SUISSE FIRST BOSTON,
ACTING THROUGH ITS CAYMAN ISLANDS BRANCH

and

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Documentation Agents,

BANK OF AMERICA, N.A.,
as Syndication Agent

and

JPMORGAN CHASE BANK,
as Administrative Agent

J.P. MORGAN SECURITIES INC.,

and

BANC OF AMERICA SECURITIES LLC,
as Joint Bookrunners and Joint Lead Arrangers

i

Exhibit C-1—Form of Opinion of Borrower's Special U.S.Counsel
Exhibit C-2—Form of Opinion of Borrower's Special Bermuda Counsel
Exhibit D—Form of Officers' Certificate

        CREDIT AGREEMENT dated as of September 12, 2003, among ARCH CAPITAL GROUP LTD., the LENDERS party hereto, JPMORGAN CHASE BANK, as Administrative Agent, BANK OF AMERICA, N.A., as Syndication Agent and COMMERZBANK AG, NEW YORK BRANCH, CREDIT SUISSE FIRST BOSTON, ACTING THROUGH ITS CAYMAN ISLANDS BRANCH, and WACHOVIA BANK, NATIONAL ASSOCIATION, as Documentation Agents.

        The parties hereto agree as follows:

ARTICLE I

Definitions

        Section 1.01.    Defined Terms.    As used in this Agreement, the following terms have the meanings specified below:

        "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

        "Acquired Indebtedness" means Indebtedness of a Subsidiary of the Borrower acquired pursuant to an acquisition not prohibited under this Agreement (or Indebtedness assumed at the time of such acquisition of an asset securing such Indebtedness), provided that such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such acquisition.

        "Additional Costs" shall mean, with respect to any Lender lending from an office in the United Kingdom or a Participating Member State, the amount notified by such Lender to the Borrower and the Administrative Agent as its reasonable determination of the proportion of the cost attributable to the Alternate Currency Loans made by such Lender from that office of complying with the fee and minimum reserve requirements of the Bank of England and the UK Financial Services Authority or the European Central Bank in respect of loans made from that office.

        "Adjusted LIBO Rate" means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

        "Administrative Agent" means JPMorgan Chase Bank, in its capacity as administrative agent for the Lenders hereunder.

        "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

        "Affected Loans" has the meaning provided in Section 2.08(i).

        "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

        "Agreement" means this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

        "Alternate Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

        "Alternate Currency" means each of Euros and Pounds Sterling.

        "Alternate Currency Loan" means any Loan denominated in an Alternate Currency.

        "Applicable Commitment Fee Rate" means 0.10%.

        "Applicable Insurance Regulatory Authority" means, when used with respect to any Regulated Insurance Company, (x) the insurance department or similar administrative authority or agency located in each state or jurisdiction (foreign or domestic) in which such Regulated Insurance Company is domiciled or (y) to the extent asserting regulatory jurisdiction over such Regulated Insurance Company, the insurance department, authority or agency in each state or jurisdiction (foreign or domestic) in which such Regulated Insurance Company is licensed, and shall include any Federal or national insurance regulatory department, authority or agency that may be created and that asserts regulatory jurisdiction over such Regulated Insurance Company.

        "Applicable Percentage" means, with respect to any Lender, the percentage of the total Commitments represented by the sum of such Lender's Commitments. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

        "Applicable Rate" means, for any day, with respect to any Loan maintained as ABR Loans or Eurocurrency Loans, for any Margin Adjustment Period, from and after any Start Date to and including the corresponding End Date, the respective percentage per annum set forth below opposite the respective Level (i.e., Level 3, Level 2 or Level 1, as the case may be) indicated to have been achieved on the applicable Test Date for such Start Date (as shown in the respective officer's certificate delivered pursuant to Section 5.01(c)):

Level	Leverage Ratio	Loans maintained as Eurocurrency Loans	Loans maintained as ABR Loans
3	Greater than 0.20 to 1.00	1.50%	0.50%
2	Greater than 0.10 to 1.00 but less than or equal to 0.20 to 1.00	1.25%	0.25%
1	Less than or equal to 0.10 to 1.0	1.00%	0%

; provided, however, that if the Borrower fails to deliver the financial statements required to be delivered pursuant to Section 5.01(a) or (b) (accompanied by the officer's certificate required to be delivered pursuant to Section 5.01(c) showing the applicable Leverage Ratio on the relevant Test Date) on or prior to the respective date required by such Sections, then Level 3 pricing shall apply until such time, if any, as the financial statements required as set forth above and the accompanying officer's certificate have been delivered showing the pricing for the respective Margin Adjustment Period is at a Level below Level 3 (it being understood that, in the case of any late delivery of the financial statements and officer's certificate as so required, any reduction in the Applicable Rate shall apply only from and after the date of the delivery of the complying financial statements and officer's certificate); provided, further, that (i) except when clause (ii) below is applicable Level 2 pricing shall apply for the period from the Effective Date to the date of the delivery of the Borrower's consolidated financial statements (and related officer's certificate) in respect of its fiscal year ending December 31, 2004 and (ii) Level 3 pricing shall apply at all times when any Event of Default is in existence.

        "Approved Currency" means each of Dollars and each Alternate Currency.

        "Approved Currency Commitment" means, with respect to each Approved Currency Lender, the commitment of such Approved Currency Lender to make Approved Currency Revolving Loans hereunder, expressed as an amount representing the maximum aggregate Principal Amount of such Lender's Approved Currency Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Approved Currency Lender pursuant to Section 9.04. The initial amount of each Approved Currency Lender's Approved Currency Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Approved Currency Lender shall have assumed its Approved Currency Commitment, as applicable. The initial aggregate amount of the Approved Currency Lenders' Approved Currency Commitments is $100,000,000.

        "Approved Currency Lenders" means each person listed on Schedule 2.01 with an Approved Currency Commitment (or, after the Commitment Expiration Date, each Lender with outstanding Approved Currency Term Loans) and any other Person that shall have become a party as an Approved Currency Lender hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

        "Approved Currency Revolving Credit Exposure" means, with respect to any Approved Currency Lender at any time, the sum of the outstanding Principal Amount of such Approved Currency Lender's Approved Currency Revolving Loans at such time.

        "Approved Currency Revolving Loan" has the meaning provided in Section 2.01(b).

        "Approved Currency Scheduled Term Loan Repayment" has the meaning provided in Section 2.08(h).

        "Approved Currency Term Loans" means each Approved Currency Revolving Loan that is converted into a term loan on the Commitment Expiration Date pursuant to Section 2.01(d).

        "Approved Fund" has the meaning assigned to such term in Section 9.04(b).

        "Arch Shareholder Group" means Warburg Pincus (Bermuda) Private Equity VIII, L.P., Warburg Pincus (Bermuda) International Partners, L.P., Warburg Pincus Netherlands International Partners I, C.V., Warburg Pincus Netherlands International Partners II, C.V., HFCP IV (Bermuda), L.P., H&F International Partners IV-A (Bermuda), L.P., H&F International Partners IV-B (Bermuda), L.P. and H&F Executive Fund IV (Bermuda), L.P.

        "Assignment and Assumption" means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

        "Bankruptcy Code" has the meaning provided in Section 7.05.

        "Bermuda Companies Law" means the Companies Act 1981 of Bermuda and other relevant Bermuda law.

        "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

        "Borrower" means Arch Capital Group Ltd., a company organized under the laws of Bermuda.

        "Borrowing" means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

        "Borrowing Request" means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

        "Business Day" means (i) for all purposes other than as covered by clauses (ii) and (iii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close, (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurocurrency Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in the London interbank market and, (iii) with respect to any notices or determinations in respect of Loans denominated in Euros, any day which is a Business Day described in clause (i) and which is also a day on which the TARGET payment system is open for settlement of payment in Euros.

        "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

        "Change in Control" means (a) any Person or group of Persons (as used in Sections 13 and 14 of the Securities Exchange Act of 1934 and the rules and regulations thereunder), other than one or more Permitted Holders, shall have become the beneficial owner (as defined in rules promulgated by the SEC) of more than 35% of the voting securities of the Borrower or (b) occupation of a majority of the seats (other than vacant seats) of the board of directors of the Borrower by Persons who are neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated.

        "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

        "Charges" has the meaning provided in Section 9.13.

        "Class", when used in reference to (i) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Dollar Revolving Loans, Dollar Term Loans, Approved Currency Revolving Loans or Approved Currency Term Loans and (ii) any Commitment, refers to whether such Commitments are Dollar Commitments or Approved Currency Commitments.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        "Commitment" means each of the Dollar Commitments and the Approved Currency Commitments.

        "Commitment Expiration Date" means September 10, 2004.

        "Consolidated Indebtedness" means, as of any date of determination, all Indebtedness of the Borrower and its Subsidiaries which at such time would appear on the liability side of a balance sheet of such Persons prepared on a consolidated basis in accordance with GAAP. For the avoidance of doubt, "Consolidated Indebtedness" shall not include any Guarantees of any Person under or in connection with letters of credit or similar facilities so long as no drawings or payments have been made in respect thereof.

        "Consolidated Net Income" means, for any period, net income (or loss) after income taxes of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

        "Consolidated Net Worth" means, as of any date of determination, the Net Worth of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP after appropriate deduction for any minority interests in Subsidiaries.

        "Consolidated Tangible Net Worth" means, as of the date of any determination, Consolidated Net Worth of the Borrower and its Subsidiaries on such date less the amount of all intangible items included therein, including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names and write-ups of assets.

        "Consolidated Total Capital" means, as of any date of determination, the sum of (i) Consolidated Indebtedness and (ii) Consolidated Net Worth at such time.

        "Control" means the possession, directly or indirectly, of the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

        "Credit Documents" means this Agreement and the promissory notes delivered pursuant to Section 2.07(e).

        "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

        "Designated Subsidiaries" means American Independent Insurance Company, Personal Service Insurance Company and Western Diversified Casualty Insurance Company.

        "Dividends" has the meaning provided in Section 6.07.

        "Dispositions" has the meaning provided in Section 6.02(b).

        "Documentation Agents" means each of Commerzbank AG, New York Branch, Credit Suisse First Boston, acting through its Cayman Islands Branch and Wachovia Bank, National Association, each in its capacity as a documentation agent under this Agreement.

        "Dollar Commitment" means, with respect to each Dollar Lender, the commitment of such Dollar Lender to make Dollar Revolving Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Dollar Lender's Dollar Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Dollar Lender pursuant to Section 9.04. The initial amount of each Dollar Lender's Dollar Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Dollar Lender shall have assumed its Dollar Commitment, as applicable. The initial aggregate amount of the Dollar Lenders' Dollar Commitments is $200,000,000.

        "Dollar Equivalent" means, at any time for the determination thereof in accordance with Section 9.14, the amount of Dollars which could be purchased with the amount of the relevant Alternate Currency involved in such computation at the spot exchange rate therefor as quoted by the Administrative Agent as of 11:00 a.m. (London Time) on the date three Business Days prior to the date of any determination thereof for purchase on such date.

        "Dollar Lenders" means each Person listed on Schedule 2.01 with a Dollar Commitment (or, after the Commitment Expiration Date, each Lender with outstanding Dollar Term Loans) and any other Person that shall have become a party as a Dollar Lender hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

        "Dollar Revolving Credit Exposure" means, with respect to any Dollar Lender at any time, the sum of the outstanding Principal Amount of such Lender's Dollar Revolving Loans at such time.

        "Dollar Revolving Loan" has the meaning provided in Section 2.01(a).

        "Dollar Scheduled Term Loan Repayment" has the meaning set forth in Section 2.08(g).

        "Dollar Term Loans" means each Dollar Revolving Loan that is converted into a term loan on the Commitment Expiration Date pursuant to Section 2.01(c).

        "Dollars" or "$" refers to lawful money of the United States of America.

        "Effective Date" means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

        "EMU Legislation" means the legislative measures of the European Council for the introduction of changeover to or operation of a single unified European currency.

        "End Date" means, with respect to any Margin Adjustment Period, the last day of such Margin Adjustment Period.

        "Environmental Law" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

        "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

        "Equity Interests" means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

        "ERISA Affiliate" means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower or any of its Subsidiaries or is under common control (within the meaning of Section 414(c) of the Code) with the Borrower or any of its Subsidiaries.

        "Euro" means the lawful currency of each of the Participating Member States.

        "Eurocurrency", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

        "Event of Default" has the meaning assigned to such term in Article VII.

        "Excluded Taxes" means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income or net profits by any jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the recipient is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.16(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 2.14(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.14(a).

        "Existing LC Facility" has the meaning provided in Section 3.13(b).

        "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

        "Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

        "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

        "Foreign Pension Plan" means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

        "GAAP" means generally accepted accounting principles in the United States of America.

        "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

        "Guarantee" of or by any Person (the "guarantor") means any obligation guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Guarantee shall not include (x) endorsements of instruments for deposit or collection in the ordinary course of business or (y) obligations of any Regulated Insurance Company under Insurance Contracts, Reinsurance Agreements or Retrocession Agreements. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

        "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

        "Hedging Agreements" means any foreign exchange contracts, currency swap agreements, commodity price hedging arrangements or other similar arrangements, or arrangements designed to protect against fluctuations in the currency values.

        "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such property at such date of determination (determined in good faith by the Borrower) and (B) the amount of such Indebtedness of such other Person, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations of such Person under Interest Rate Protection Agreements and Hedging Agreements, and (i) all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers' acceptances and similar credit transactions. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For the avoidance of doubt, Indebtedness shall not include (v) trade payables (including payables under insurance contracts and reinsurance payables) and accrued expenses in each case arising in the ordinary course of business, (w) obligations of Regulated Insurance Companies with respect to Policies, (x) obligations arising under deferred compensation plans of the Borrower and its Subsidiaries in effect on the date hereof or which have been approved by the board of directors of the Borrower, (y) obligations with respect to products underwritten by Regulated Insurance Companies in the ordinary course of business, including insurance policies, annuities, performance and surety bonds and any related contingent obligations and (z) reinsurance agreements entered into by any Regulated Insurance Company in the ordinary course of business.

        "Indemnitee" has the meaning provided in Section 9.03(b).

        "Indemnified Taxes" means Taxes other than Excluded Taxes.

        "Information" has the meaning provided in Section 9.12.

        "Initial Approved Currency Commitment Amount" means the initial aggregate amount of all of the Approved Currency Commitments as in effect on the Effective Date.

        "Insignificant Subsidiary" means any Subsidiary, other than Arch Reinsurance Company, Arch Reinsurance Ltd., American Independent Company, Arch Insurance Company, Arch Specialty Insurance Company and Arch Excess & Surplus Insurance Company, which has assets, earnings or revenues which, if aggregated with the assets, earnings or revenues, as the case may be, of all other Subsidiaries of the Borrower with respect to which an event described under Section 7.05 has occurred and is continuing, would have assets, earnings or revenues, as the case may be, in an amount less than 10% of the consolidated assets, earnings or revenues, as the case may be, of the Borrower and its Subsidiaries as of the end of the most recent fiscal quarter of year of the Borrower for which financial statements are available.

        "Insurance Business" means one or more aspects of the business of selling, issuing or underwriting insurance or reinsurance.

        "Insurance Contract" means any insurance contract or policy issued by a Regulated Insurance Company but shall not include any Reinsurance Agreement or Retrocession Agreement.

        "Insurance Licenses" has the meaning provided in Section 3.17.

        "Interest Election Request" means a request by the Borrower to convert or continue a Revolving Borrowing or a Term Borrowing in accordance with Section 2.05.

        "Interest Payment Date" means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months' duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months duration been applicable to such Borrowing.

        "Interest Period" means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, nine or twelve months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Eurocurrency Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

        "Interest Rate Protection Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement.

        "Issuing Country" has the meaning specified in Section 9.15.

        "Judgment Currency" has the meaning provided in Section 9.16(a).

        "Judgment Currency Conversion Date" has the meaning provided in Section 9.16(a).

        "Legal Requirements" means all applicable laws, rules and regulations made by any governmental body or regulatory authority (including, without limitation, any Applicable Insurance Regulatory Authority) having jurisdiction over the Borrower or a Subsidiary of the Borrower.

        "Lenders" means, collectively, the Dollar Lenders and the Approved Currency Lenders.

        "Leverage Ratio" means the ratio of (i) Consolidated Indebtedness to (ii) Consolidated Total Capital.

        "LIBO Rate" means with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on Page 3750 (or other appropriate page if the relevant currency does not appear on such page) of the Dow Jones Market Service (or on any successor or substitute page or pages of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page or pages of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the relevant currency in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in the relevant currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits in the relevant currency of $5,000,000 (or Dollar Equivalent thereof, as the case may be), and for a maturity comparable to such Interest Period are offered by the Administrative Agent. Notwithstanding anything to the contrary contained above, in the event the Administrative Agent or the Required Lenders, as the case may be, have made any determination pursuant to Section 2.11(a) or (b) in respect of any Eurocurrency Loans denominated in an Alternate Currency, the LIBO Rate for such Eurocurrency Loans determined pursuant to this definition shall instead be the rate determined by the Administrative Agent as the all-in-cost of funds denominated in such Alternate Currency with maturities comparable to the Interest Period applicable thereto.

        "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

        "Loans" means (i) prior to the Commitment Expiration Date, each Revolving Loan and (ii) on or after the Commitment Expiration Date, each Term Loan.

        "Margin Adjustment Period" means each period which shall commence on the date upon which the respective officer's certificate is delivered pursuant to Section 5.01(c) (together with the related financial statements pursuant to Section 5.01(a) or (b), as the case may be) and which shall end on the date of actual delivery of the next officer's certificate pursuant to Section 5.01(c) (and related financial statements) or the latest date on which such next officer's certificate (and related financial statements) is required to be so delivered; it being understood that the first Margin Adjustment Period shall commence with the delivery of the Borrower's financial statements (and related officer's certificate) in respect of its fiscal year ending December 31, 2004.

        "Margin Stock" has the meaning provided in Regulation U.

        "Material Adverse Effect" means, (i) a material adverse effect on the business, operations, property or financial condition of the Borrower and its Subsidiaries taken as a whole or (ii) a material adverse effect on (x) the rights and remedies of the Administrative Agent or the Lenders under the Credit Documents, (y) the ability of the Borrower to perform its obligations under the Credit Documents to which it is a party or (z) the legality, validity or enforceability of any Credit Document.

        "Maturity Date" means September 11, 2006.

        "Maximum Rate" has the meaning provided in Section 9.13.

        "Multiemployer Plan" means any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower, any of its Subsidiaries or any of its ERISA Affiliates, and each such plan for the five year period immediately following the latest date on which the

Borrower, such Subsidiary or such ERISA Affiliate contributed to or had an obligation to contribute to such plan.

        "Net Cash Proceeds" means, for any issuance of debt or equity, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only and when received) received from such issuance, net of reasonable transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, advisory and other fees and expenses associated therewith).

        "Net Worth" means, as to any Person, the sum of its capital stock (including, without limitation, its preferred stock), capital in excess of par or stated value of shares of its capital stock (including, without limitation, its preferred stock), retained earnings and any other account which, in accordance with GAAP, constitutes stockholders equity, but excluding (i) any treasury stock and (ii) the effects of Financial Accounting Statement No. 115.

        "Obligation Currency" has the meaning provided in Section 9.16(a).

        "Other Taxes" means, any and all present or future stamp or documentary taxes or any other similar excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or performance under, this Agreement.

        "Participant" has the meaning set forth in Section 9.04(c)

        "Participating Member State" means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Union relating to European Monetary Union.

        "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

        "Permitted Holders" means, (i) the Arch Shareholder Group and their respective Subsidiaries and any other Person of which any member of the Arch Shareholder Group is a direct or indirect Subsidiary, (ii) any investment fund or vehicle managed by, or the general partner of, any of the Persons described in preceding clause (i), (iii) each of the directors and executive officers of the Borrower or any of its Subsidiaries on the Effective Date and (iv) with respect to any of the foregoing who is an individual, any family member of such Person, any trust or partnership for the benefit, or any corporation that is a Subsidiary, of such Person or such Person's family members and any of such individuals', heirs, executors, successors and legal representatives.

        "Permitted Subsidiary Indebtedness" means:

        (a)   Indebtedness of any Subsidiary of the Borrower existing on the date hereof and listed on Schedule 3.15 and refinancings by such Subsidiary thereof; provided that the aggregate principal amount of any such refinancing Indebtedness is not greater than the aggregate principal amount of the Indebtedness being refinanced plus the amount of any premiums required to be paid thereon and fees and expenses associated therewith;

        (b)   Indebtedness of any Subsidiary of the Borrower under any Interest Rate Protection Agreement or Hedging Agreement, in each case entered into to protect any such Subsidiary against fluctuations in interest rates, currency exchange rates or other rate fluctuations and not entered into for speculative purposes;

        (c)   any Indebtedness owed by Subsidiaries of the Borrower to the Borrower or any of its Subsidiaries;

        (d)   Indebtedness in respect of purchase money obligations and Capital Lease Obligations of any Subsidiary of the Borrower, and refinancings thereof; provided that the aggregate principal amount of all such Capital Lease Obligations does not exceed at any time outstanding $20,000,000 at the time of incurrence of any new Indebtedness under this clause (d);

        (e)   Indebtedness of any Subsidiary of the Borrower in respect of letters of credit issued to reinsurance cedents, or to lessors of real property in lieu of security deposits in connection with leases of any Subsidiary of the Borrower, in each case in the ordinary course of business;

        (f)    Indebtedness of any Subsidiary of the Borrower incurred in the ordinary course of business in connection with workers' compensation claims, self-insurance obligations, unemployment insurance or other forms of governmental insurance or benefits and pursuant to letters of credit or other security arrangements entered into in connection with such insurance or benefit;

        (g)   Acquired Indebtedness of Subsidiaries of the Borrower;

        (h)   additional Indebtedness of Subsidiaries of the Borrower not otherwise permitted under clauses (a) through (g) of this definition which, when added to the aggregate amount of all outstanding obligations secured by liens incurred by the Borrower pursuant to Section 6.03(r), shall not exceed at any time outstanding 5% of Consolidated Net Worth at the time of incurrence of any new Indebtedness under this clause (h); and

        (i)    Indebtedness arising from Guarantees made by any Subsidiary of the Borrower of Indebtedness of the type described in clauses (a) through (h) of this definition.

        "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

        "Plan" means any pension plan as defined in Section 3(2) of ERISA and subject to Title IV of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or any of its Subsidiaries or any of its ERISA Affiliates, and each such plan for the five year period immediately following the latest date on which the Borrower, any of its Subsidiaries or any of its ERISA Affiliates maintained, contributed to or had an obligation to contribute to such plan.

        "Policies" means all insurance policies, annuity contracts, guaranteed interest contracts and funding agreements (including riders to any such policies or contracts, certificates issued with respect to group life insurance or annuity contracts and any contracts issued in connection with retirement plans or arrangements) and assumption certificates issued or to be issued (or filed pending current review by applicable Governmental Authorities) by any Regulated Insurance Company and any coinsurance agreements entered into or to be entered into by any Regulated Insurance Company.

        "Pounds Sterling" means lawful money of the United Kingdom.

        "Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

        "Principal Amount" means (i) outstanding principal amount of each Loan denominated in Dollars, and/or (ii) the Dollar Equivalent of the outstanding principal amount of each Approved Currency Loan, as the context may require.

        "Private Act" means separate legislation enacted in Bermuda with the intention that such legislation apply specifically to the Borrower, in whole or in part.

        "Register" has the meaning set forth in Section 9.04(b).

        "Regulated Insurance Company" means any Subsidiary of the Borrower, whether now owned or hereafter acquired, that is authorized or admitted to carry on or transact Insurance Business in any jurisdiction (foreign or domestic) and is regulated by any Applicable Insurance Regulatory Authority.

        "Regulation D" means Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

        "Regulation T" means Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

        "Regulation U" means Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

        "Regulation X" means Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

        "Reinsurance Agreement" means any agreement, contract, treaty, certificate or other arrangement whereby any Regulated Insurance Company agrees to transfer, cede or retrocede to another insurer or reinsurer all or part of the liability assumed or assets held by such Regulated Insurance Company under a policy or policies of insurance issued by such Regulated

Insurance Company or under a reinsurance agreement assumed by such Regulated Insurance Company.

        "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

        "Relevant Repayment Percentage" means, with respect to any mandatory prepayment or repayment of any Class of Term Loans at any time, a fraction (expressed as a percentage), the numerator of which is equal to the aggregate Principal Amount of the Term Loans of such Class at such time and the denominator of which is equal to the aggregate Principal Amount of all Classes of Term Loans at such time.

        "Required Lenders" means, at any time, Lenders having Revolving Credit Exposures and unused Commitments (or, after the Commitments have terminated, Lenders having outstanding Principal Amount of Loans) representing more than 50.0% of the sum of the total Revolving Credit Exposures and unused Commitments (or, after the Commitments have terminated, the Principal Amount of the outstanding Loans) at such time.

        "Retrocession Agreement" means any agreement, contract, treaty or other arrangement whereby one or more insurers or reinsurers, as retrocessionaires, assume liabilities of reinsurers under a Reinsurance Agreement or other retrocessionaires under another Retrocession Agreement.

        "Revolving Credit Exposure" means, with respect to any Lender at any time, the sum of outstanding Principal Amount of such Lender's Revolving Loans at such time.

        "Revolving Loans" means each Dollar Revolving Loan and each Approved Currency Revolving Loan.

        "SAP" means, with respect to any Regulated Insurance Company, the accounting procedures and practices prescribed or permitted by the Applicable Insurance Regulatory Authority of the state in which such Regulated Insurance Company is domiciled; it being understood and agreed that determinations in accordance with SAP for purposes of Article VII, including defined terms as used therein, are subject (to the extent provided therein) to Section 1.04.

        "Scheduled Term Loan Repayment" means each Dollar Scheduled Term Loan Repayment and each Approved Currency Scheduled Term Loan Repayment.

        "SEC" means the Securities and Exchange Commission or any successor thereto.

        "Shareholders Agreement" means the Shareholders Agreement, dated as of November 20, 2001, by and among the Borrower, each member of the Arch Shareholder Group and each other party thereto, as amended through the Effective Date.

        "Start Date" means, with respect to any Margin Adjustment Period, the first day of such Margin Adjustment Period.

        "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

        "Statutory Statements" means, with respect to any Regulated Insurance Company for any fiscal year, the annual or quarterly financial statements of such Regulated Insurance Company as required to be filed with the Insurance Regulatory Authority of its jurisdiction of domicile and in accordance with the laws of such jurisdiction, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.

        "subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

        "Subscription Agreement" means the Subscription Agreement, dated as of October 24, 2001, as amended November 20, 2001 by and among the Borrower and the Purchasers party thereto.

        "Subsidiary" means any subsidiary of the Borrower.

        "Syndication Agent" means Bank of America, N.A. in its capacity as syndication agent under this Agreement.

        "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

        "Term Loans" means each Dollar Term Loan and each Approved Currency Term Loan.

        "Test Date" means, with respect to any Start Date, the last day of the most recent fiscal quarter of the Borrower ended immediately prior to such Start Date.

        "Test Period" means (x) at all times after the delivery of financial statements pursuant to Section 5.01(a) in respect of the fiscal year ending closest to December 31, 2003 and prior to the delivery of financial statements pursuant to Section 5.01(a) in respect of the fiscal year ending closest to December 31, 2004, the period from July 1, 2003 through December 31, 2003, and (y) at all times after the delivery of financial statements pursuant to Section 5.01(a) in respect of the fiscal year ending closest to December 31, 2004, the most recently ended fiscal year for which financial statements have been delivered pursuant to Section 5.01(a).

        "Transactions" means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans and the use of the proceeds thereof.

        "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

        "Wholly-Owned Subsidiary" of any Person means any Subsidiary of such Person to the extent all of the capital stock or other ownership interests in such Subsidiary, other than directors' or nominees' qualifying shares, is owned directly or indirectly by such Person.

        Section 1.02.    Classification of Loans and Borrowings.    For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Dollar Revolving Loan") or by Type (e.g., a "Eurocurrency Loan") or by Class and Type (e.g., a "Eurocurrency Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "Eurocurrency Borrowing") or by Class and Type (e.g., a "Eurocurrency Revolving Borrowing").

        Section 1.03.    Terms Generally.    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

        Section 1.04.    Accounting Terms; GAAP.    Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

        Section 2.01.    Commitments and Revolving Credit Term-Out.    (a) Subject to the terms and conditions set forth herein, each Dollar Lender agrees to make a loan or loans (the "Dollar Revolving Loans") to the Borrower from time to time on or after the Effective Date and prior to the Commitment Expiration Date in an aggregate Principal Amount that will not result in (i) such Dollar Lender's Dollar Revolving Credit Exposure exceeding such Lender's Dollar Commitment or (ii) the total Dollar Revolving Credit Exposures exceeding the total Dollar Commitments. Each Dollar Revolving Loan shall be denominated in Dollars. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Dollar Revolving Loans.

        (b)   Subject to the terms and conditions set forth herein, each Approved Currency Lender agrees to make a loan or loans (the "Approved Currency Revolving Loans") to the Borrower from time to time on or after the Effective Date and prior to the Commitment Expiration Date in an aggregate Principal Amount that will not result in such Approved Currency Lender's Approved Currency Revolving Credit Exposure exceeding such Lender's Approved Currency Commitment or (ii) the total Approved Currency Revolving Credit Exposures exceeding the total Approved Currency Commitments. Each Approved Currency Revolving Loan shall be denominated in an Approved Currency as requested by the Borrower. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Approved Currency Revolving Loans.

        (c)   Subject to the terms and conditions set forth herein, the Borrower and each Dollar Lender which has Dollar Revolving Loans outstanding at such time agree that at 9:00 a.m., New York City time, on the Commitment Expiration Date, the aggregate principal amount of Dollar Revolving Loans owing to such Dollar Lender and outstanding at such time shall (unless such Dollar Revolving Loans have been declared (or have become) due and payable pursuant to this Agreement), upon written notice (or telephonic notice promptly confirmed in writing) by the Borrower to the Administrative Agent requesting such conversion, automatically convert to and thereafter constitute Dollar Term Loans owing to such Dollar Lender hereunder. The Dollar Term Loans of each Dollar Lender shall (i) be maintained in Dollars and (ii) not exceed in initial Principal Amount for such Dollar Lender an amount which equals the total Principal Amount of Dollar Revolving Loans owed to such Dollar Lender and outstanding at 9:00 a.m., New York City time, on the Commitment Expiration Date. Once repaid, Dollar Term Loans may not be reborrowed.

        (d)   Subject to the terms and conditions set forth herein, the Borrower and each Approved Currency Lender which has Approved Currency Revolving Loans outstanding at such time agree that at 9:00 a.m., New York City time, on the Commitment Expiration Date, the aggregate principal amount of Approved Currency Revolving Loans owing to such Approved Currency Lender and outstanding at such time shall (unless such Approved Currency Revolving Loans have been declared (or have become) due and payable pursuant to this Agreement), upon written notice (or telephonic notice promptly confirmed in writing) by the Borrower to the Administrative Agent requesting such conversion, automatically convert to and thereafter constitute Approved Currency Term Loans owing to such Approved Currency Lender hereunder. The Approved Currency Term Loans of each Approved Currency Lender shall (i) be maintained in the same currencies in which the related Approved Currency Revolving Loans were denominated on the Commitment Expiration Date and (ii) not exceed in initial principal amount for such Approved Currency Lender an amount which equals the total Principal Amount of Approved Currency Revolving Loans owed to such Approved Currency Lender and outstanding at 9:00 a.m., New York City time, on the Commitment Expiration Date. Once repaid, Approved Currency Term Loans may not be reborrowed.

        Section 2.02.    Loans and Borrowings.    (a) Each Dollar Revolving Loan shall be made as part of a Borrowing consisting of Dollar Revolving Loans made by the Dollar Lenders ratably in accordance with their respective Dollar Commitments. Each Approved Currency Revolving Loan shall be made as part of a Borrowing consisting of Approved Currency Revolving Loans made by the Approved Currency Lenders ratably in accordance with their respective Approved Currency Commitments. The failure of any Lender to make any Revolving Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.

        (b)   Subject to Section 2.11, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

        (c)   At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate Principal Amount of not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing or a Eurocurrency Revolving Borrowing denominated in an Alternate Currency may be in an aggregate amount that is equal to the entire unused balance of the total Dollar Commitments or Approved Currency Commitments, as the case may be. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurocurrency Borrowings outstanding in the aggregate for all Classes.

        (d)   Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end (i) in the case of Revolving Loans, after the Commitment Expiration Date and (ii) in the case of Term Loans, after the Maturity Date.

        Section 2.03.    Requests for Revolving Borrowings.    To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing denominated in Dollars, not later than 10:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (b) in the case of a Eurocurrency Borrowing denominated in an Alternate Currency, not later than 1:00 p.m., New York time, four Business Days before the date of the proposed Borrowing or (c) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in the form of Exhibit B appropriately completed and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

            (i)  the aggregate principal amount of the requested Borrowing;

           (ii)  the date of such Borrowing, which shall be a Business Day;

          (iii)  whether the Loans comprising such Borrowing are to be Dollar Revolving Loans or Approved Currency Revolving Loans and, in the case of Approved Currency Revolving Loans, the Approved Currency in which such Approved Currency Revolving Loans shall be denominated;

          (iv)  whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing, provided that Alternate Currency Loans may not be incurred as Alternate Base Rate Loans;

           (v)  in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

          (vi)  the location and number of the Borrower's account to which funds are to be disbursed.

        If no election as to the Type of Revolving Borrowing of Dollar Revolving Loans is specified, then such Revolving Borrowing of Dollar Revolving Loans shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender which is required to make Revolving Loans of the Class specified in the respective Borrowing Request of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

        Section 2.04.    Funding of Borrowings.    (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time (or in the case of an Alternate Currency Loan, 12:00 noon, London time), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. All such amounts shall be made available to the Administrative Agent in the relevant Approved Currency. The Administrative Agent will make such Loans available to the Borrower by wire transfer of immediately available funds not later than 2:00 p.m. New York City time (or in the case of an Alternate Currency Loan, 2:00 p.m., London time) to the account of the Borrower designated by the Borrower in the applicable Borrowing Request.

        (b)   Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

        Section 2.05.    Interest Elections.    (a) Each Borrowing initially shall be of the Type and Class specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing of the same Class and denominated in a single Approved Currency to a different Type of such Class denominated in such Approved Currency or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section; provided that Eurocurrency Borrowings denominated in an Alternate Currency may not be converted into or maintained as ABR Borrowings. Subject to the other provisions of this Section 2.05, the Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

        (b)   To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type and Class resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

        (c)   Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

            (i)  the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

           (ii)  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

          (iii)  whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing, provided that Alternate Currency Loans may not be converted into or maintained as ABR Loans; and

          (iv)  if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

        If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

        (d)   Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

        (e)   If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing; provided that if such Eurocurrency Borrowing is denominated in an Alternate Currency, then such Eurocurrency Borrowing shall not convert to an ABR Borrowing but shall instead be pre-paid by the Borrower on the last day of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto; provided that if such Eurocurrency Borrowing is denominated in an Alternate Currency, then such Eurocurrency Borrowing shall not convert to an ABR Borrowing but shall instead be pre-paid by the Borrower on the last day of such Interest Period.

        Section 2.06.    Termination and Reduction of Commitments.    (a) Unless previously terminated, the Commitments shall terminate on the Commitment Expiration Date.

        (b)   In addition to any other Commitment reductions hereunder, the Commitments shall be reduced on the dates and in the amounts specified in Section 2.08.

        (c)   The Borrower may at any time terminate, or from time to time reduce, the Dollar Commitments; provided that (i) each reduction of the Dollar Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Dollar Commitments if, after giving effect to any concurrent prepayment of the Dollar Loans in accordance with Section 2.08, the Dollar Revolving Credit Exposures would exceed the total Dollar Commitments. Each such reduction shall be applied to the Dollar Commitments of the Dollar Lenders on a pro rata basis based on the amount of such Lenders' respective Dollar Commitments.

        (d)   The Borrower may at any time terminate, or from time to time reduce, Approved Currency Commitments; provided that (i) each reduction of the Approved Currency Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Approved Currency Commitments if, after giving effect to any concurrent prepayment of the Approved Currency Loans in accordance with Section 2.08, the Approved Currency Revolving Credit Exposures would exceed the total Approved Currency Commitments. Each such reduction shall be applied to the Approved Currency Commitments of the Approved Currency Lenders on a pro rata basis based on the amount of such Lenders' respective Approved Currency Commitments.

        (e)   The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (c) or (d) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of any Commitments shall be permanent. Each reduction of the respective Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

        Section 2.07.    Repayment of Loans; Evidence of Debt.    (a) The Borrower hereby unconditionally promises to pay (i) in the case of any Revolving Loans which are not elected to be converted to Term Loans by the Borrower pursuant to Section 2.01(c) or 2.01(d), to the Administrative Agent for the account of each Lender with any such Revolving Loans outstanding the then unpaid principal amount of all such Revolving Loans on the Commitment Expiration Date and (ii) in the case of any Term Loans, to the Administrative Agent for the account of each Lender with any outstanding Term Loans the then unpaid principal amount of all such Term Loans on the Maturity Date.

        (b)   Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

        (c)   The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

        (d)   The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

        (e)   Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

        Section 2.08.    Prepayment of Loans.    (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, except as provided in Section 2.13, subject to prior notice in accordance with paragraph (b) of this Section.

        (b)   The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of any prepayment of a Eurocurrency Borrowing denominated in an Alternate Currency, not later than 11:00 a.m. London time, three Business Days before the date of prepayment, or (iii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the Borrowing or Borrowings which are to be prepaid and the currency in which such Borrowing or Borrowings are denominated and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type and Class as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing of the respective Class. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10. Each prepayment of Term Loans pursuant to

Section 2.08(a) shall be applied to reduce the then remaining Scheduled Term Loan Repayments in direct order of maturity.

        (c)   If on any date, the aggregate outstanding Principal Amount of Dollar Revolving Loans exceeds the sum of the Dollar Commitments as then in effect, the Borrower shall repay on such day the outstanding Dollar Revolving Loans in an aggregate Principal Amount equal to such excess.

        (d)   If on any date (including, without limitation, any date on which Dollar Equivalents are determined pursuant to Section 9.14), the aggregate outstanding Principal Amount of Approved Currency Revolving Loans exceeds 105% of the sum of the Approved Currency Commitments as then in effect, the Borrower shall repay on such day the outstanding Approved Currency Revolving Loans in an aggregate Principal Amount such that the aggregate Principal Amount of the Approved Currency Revolving Loans does not exceed the total Approved Currency Commitments at such time.

        (e)   If on any date (including, without limitation, any date on which Dollar Equivalents are determined pursuant to Section 9.14) the aggregate Principal Amount of Approved Currency Term Loans exceeds 105% of the Initial Approved Currency Commitment Amount, then the Borrower shall repay Approved Currency Term Loans in an aggregate amount equal to the amount by which the aggregate Principal Amount of Approved Currency Term Loans exceeds the Initial Approved Currency Commitment Amount.

        (f)    In addition to any other mandatory repayments or commitment reductions provided herein, on each date on or after the Effective Date on which the Borrower or any of its Subsidiaries receives any cash proceeds from any issuance of public debt by the Borrower or any of its Subsidiaries in a capital markets transaction, an amount equal to 50% of the Net Cash Proceeds of the respective issuance of public debt shall be applied as a mandatory Commitment reduction or repayment in accordance with the immediately succeeding sentence. Each amount required to be applied pursuant to this Section 2.08(f) shall be applied (i) if prior to the Commitment Expiration Date, as a reduction to the Commitments in accordance with the immediately succeeding sentence and (ii) if on or after the Commitment Expiration Date, as a mandatory repayment of outstanding Term Loans in accordance with the second succeeding sentence. Any such reduction to the Commitments pursuant to this Section 2.08(f) shall be applied to the Dollar Revolving Commitments and the Approved Currency Commitments as directed by the Borrower in writing to the Administrative Agent. Any such prepayment of the Term Loans pursuant to this Section 2.08 (f) shall be applied to the Dollar Term Loans and the Approved Currency Term Loans, with (i) each such Class of Term Loans to receive its Relevant Repayment Percentage of such prepayment, (ii) Approved Currency Term Loans denominated in a particular currency to receive their portion of such prepayment based on the relative Principal Amount of each denomination of Approved Currency Term Loans and (iii) the Dollar Term Loans of the Dollar Lenders and the Approved Currency Term Loans of the Approved Currency Lenders to be prepaid on a pro rata basis based on such Lenders' respective Principal Amount of Dollar Term Loans and various Principal Amounts of Approved Currency Term Loans denominated in the relevant currencies, as the case may be. The amount of each principal repayment of each outstanding Dollar Term Loan and Approved Currency Term Loan made as required by this Section 2.08(f) shall be applied to reduce the then remaining Scheduled Term

Loan Repayments of such Class of Term Loans on a pro rata basis (based upon the then remaining principal amounts of such Scheduled Term Loan Repayment after giving effect to all prior reductions thereto).

        (g)   In addition to any other mandatory repayments and prepayments hereunder, on each date set forth below, the Borrower shall be required to repay that principal amount of Dollar Term Loans (applied to the Dollar Term Loans of each Dollar Lender on a pro rata basis based on the amount of their respective Dollar Term Loans then outstanding), to the extent then outstanding, equal to the initial principal amount of the Dollar Revolving Loans converted to Dollar Term Loans on the Commitment Expiration Date multiplied by the percentage set forth opposite each such date below (each such repayment, as the same may be reduced as provided in Sections 2.08 (b) and (f), a "Dollar Scheduled Term Loan Repayment"):

Dollar Scheduled Repayment Date	Percentage
September 30, 2005	16.66%
March 31, 2006	16.67%
Maturity Date	66.67%

        (h)   In addition to any other mandatory repayments and prepayments hereunder, on each date set forth below, the Borrower shall be required to repay that principal amount of Approved Currency Term Loans (with Approved Currency Term Loans denominated in a particular currency to receive a ratable share of such mandatory repayment based on the relative Principal Amount of each denomination of Approved Currency Loans and the Approved Currency Term Loans of the Approved Currency Lenders to receive their pro rata portion of such mandatory repayment based on such Lenders' Principal Amounts of Approved Currency Term Loans), to the extent then outstanding, equal to the initial principal amount of the Approved Currency Revolving Loans converted to Approved Currency Term Loans on the Commitment Expiration Date multiplied by the percentage set forth opposite each such date below (each such repayment, as the same may be reduced as provided in Sections 2.08 (b) and (f), an "Approved Currency Scheduled Term Loan Repayment"):

Approved Currency Scheduled Repayment Date	Percentage
September 30, 2005	16.66%
March 31, 2006	16.67%
Maturity Date	66.67%

        (i)    Notwithstanding the foregoing provisions of this Section 2.08 (other than Sections 2.08(a), (b), (g) and (h), which Sections shall not have the benefits of this sentence), if at any time the mandatory repayment of Loans pursuant to this Section 2.08 would result in the Borrower incurring breakage costs under Section 2.13 as a result of Eurocurrency Loans being repaid other than on the last day of an Interest Period applicable hereto (any such Eurocurrency

Loans, "Affected Loans"), the Borrower may elect, by written notice to the Administrative Agent, to have the provisions of the following sentence be applicable so long as no Default or Event of Default then exists. At the time any Affected Loans are otherwise required to be prepaid, the Borrower may elect to deposit 100% (or such lesser percentage elected by the Borrower as not being repaid) of the principal amounts that otherwise would have been paid in respect of the Affected Loans with the Administrative Agent to be held as security for the obligations of the Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Administrative Agent and shall provide for investments of such deposits as directed by the Borrower and satisfactory to the Administrative Agent, with such cash collateral to be released from such cash collateral account (and applied to repay the principal amount of such Eurocurrency Loans) upon each occurrence thereafter of the last day of an Interest Period applicable to such Eurocurrency Loans (or such earlier date or dates as shall be requested by the Borrower, with the amount to be so released and applied on the last day of each Interest Period to be the amount of such Eurocurrency Loans to which such Interest Period applies (or, if less, the amount remaining in such cash collateral account); provided that (i) interest in respect of such Affected Loans shall continue to accrue thereon at the rate provided hereunder until such Affected Loans have been repaid in full and (ii) at any time while an Event of Default has occurred and is continuing or upon written notice from the Required Lenders, the Required Lenders may direct the Administrative Agent (in which case the Administrative Agent shall, and is hereby authorized by the Borrower to, follow said directions) to apply any or all proceeds then on deposit in such collateral account to the payment of such Affected Loans. All risk of loss in respect of investments made as contemplated in this Section 2.08(i) shall be on the Borrower. Under no circumstances shall the Administrative Agent be liable or accountable to the Borrower or any other Person for any decrease in the value of the cash collateral account or for any loss resulting from the sale of any investment so made.

        Section 2.09.    Fees.    (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Rate on the daily amount of the unutilized Commitment of such Lender during the period from and including the Effective Date to but excluding the Commitment Expiration Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Commitment Expiration Date commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

        (b)   The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

        (c)   All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees to the Lenders. Fees paid shall not be refundable under any circumstances.

        Section 2.10.    Interest.    (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

        (b)   The Loans comprising each Eurocurrency Borrowing shall bear interest, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

        (c)   Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

        (d)   Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, (x) in the case of Revolving Loans, on the Commitment Expiration Date and (y) in the case of Term Loans, on the Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the Commitment Expiration Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

        (e)   All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

        Section 2.11.    Alternate Rate of Interest.    If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

        (a)   the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period;

        (b)   the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period; or

        (c)   the Administrative Agent determines (which determination shall be conclusive absent manifest error) at any time that any Alternate Currency is not available in sufficient amounts, as determined in good faith by the Administrative Agent, to fund any Borrowing of Loans denominated in such Alternate Currency;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A)(i) in the case of clauses (a) and (b) above (I) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing denominated in Dollars shall be ineffective and (II) the Adjusted LIBO Rate for any such Eurocurrency Borrowing denominated in an Alternate Currency shall be determined in accordance with the last sentence of the definition of LIBO Rate and (ii) if any Borrowing Request requests a Eurocurrency Borrowing denominated in Dollars, such Borrowing shall be made as an ABR Borrowing provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted and (B) in the case of clause (c) above, Loans in the affected Alternate Currency shall no longer be available and any Borrowing request given by the Borrower with respect to such Alternate Currency Loans which have not yet been incurred shall be deemed rescinded by the Borrower.

        Section 2.12.    Increased Costs.    (a) If any Change in Law shall:

            (i)  impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

           (ii)  impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

        (b)   If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

        (c)   In the event that any Lender shall in good faith determine (which determination shall, absent manifest error, be final and conclusive and binding on all parties hereto) at any time that such Lender has incurred Additional Costs in respect of any Loans then such Lender shall promptly notify the Borrower and the Administrative Agent in writing specifying the additional amounts required to indemnify such Lender against such Additional

Costs (such written notice to provide in reasonable detail a computation of such additional amounts) and the Borrower shall, and shall be obligated to, pay to such Lender such specified amounts as additional interest at the time that the Borrower is otherwise required to pay interest in respect of such Loan or, if later, on written demand therefor by such Lender.

        (d)   A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

        (e)   Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

        Section 2.13.    Break Funding Payments.    In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of a mandatory prepayment under Section 2.08 or an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

        Section 2.14.    Taxes.    (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

        (b)   In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

        (c)   The Borrower shall indemnify the Administrative Agent and each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes that the Borrower failed to deduct or withhold and that were paid by the Administrative Agent or such Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

        (d)   As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

        (e)   Each Foreign Lender shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower (if any), or will comply with such other requirements, if any, as is currently applicable, as will permit payments under this Agreement to be made without withholding or at a reduced rate; provided, however, that the Borrower shall have furnished to each such Lender in a reasonably timely manner copies of such documentation and notice of such requirements together with applicable instructions; provided, further, that no such Lender shall have any obligation to provide such documentation or comply with such requirements if it would result in a material economic, legal or regulatory disadvantage to any such Lender.

        (f)    If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

        (g)   Any Lender that is not a Lender as of the Effective Date shall not be entitled to any greater payment under this Section 2.14 than such Lender's assignor could have been entitled to absent such assignment except to the extent that the entitlement to a greater payment resulted from a Change in Law.

        Section 2.15.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.    (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.12, 2.13 or 2.14, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim in (x) Dollars, if such payment is made in respect of any obligation of the Borrower under this Agreement except as otherwise provided in the immediately succeeding clause (y) and (y) the appropriate Alternate Currency, if such payment is made in respect of principal of or interest on Alternate Currency Loans. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent (i) in the case of clause (x) of the preceding sentence, at its offices at 270 Park Avenue, New York, New York and (ii) in the case of clause (y) of the preceding sentence, at its offices at J.P. Morgan Europe Limited, 125 London Wall, EC2Y 5AJ, except that payments pursuant to Sections 2.12, 2.13, 2.14 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

        (b)   If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

        (c)   If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate Principal Amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the

Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate Principal Amount of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

        (d)   Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

        (e)   If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b) or 2.15(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

        Section 2.16.    Mitigation Obligations; Replacement of Lenders.    (a) If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

        (b)   If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); providedthat (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

        The Borrower represents and warrants to the Lenders that:

        Section 3.01.    Corporate Status.    Each of the Borrower and each of its Subsidiaries (i) is a duly organized and validly existing corporation or business trust or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (ii) has been duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except, in the case of this clause (ii), where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

        Section 3.02.    Corporate Power and Authority.    The Borrower has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents and has taken all necessary corporate action to authorize the execution, delivery and performance of the Credit Documents. The Borrower has duly executed and delivered each Credit Document and each such Credit Document constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally and general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law.

        Section 3.03.    No Contravention of Laws, Agreements or Organizational Documents.    Neither the execution, delivery and performance by the Borrower of this Agreement or the other Credit Documents nor compliance with the terms and provisions thereof, nor the consummation of the transactions contemplated therein, (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of its Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement, credit agreement or any other material instrument to which the Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject or (iii) will violate any provision of the certificate of incorporation, by-laws or other organizational documents of the Borrower or any of its Subsidiaries.

        Section 3.04.    Litigation and Contingent Liabilities.    There are no actions, suits or proceedings pending or threatened in writing involving the Borrower or any of its Subsidiaries (including, without limitation, with respect to this Agreement or any other Credit Document) that have had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

        Section 3.05.    Use of Proceeds; Margin Regulations.    (a) All proceeds of the Loans shall be utilized for the general corporate and working capital purposes of the Borrower and its Subsidiaries.

        (b)   Neither the making of any Loan hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation T, U or X and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.

        Section 3.06.    Approvals.    Any order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, which is required to authorize or is required in connection with (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any Credit Document, has been obtained.

        Section 3.07.    Investment Company Act.    The Borrower is not an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

        Section 3.08.    Public Utility Holding Company Act.    The Borrower is not a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        Section 3.09.    True and Complete Disclosure; Projections and Assumptions.    All factual information (taken as a whole) heretofore or contemporaneously furnished by the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender in writing (including, without limitation, all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other factual information (taken as a whole with all other such information theretofore or contemporaneously furnished) hereafter furnished by any such Persons in writing to the Administrative Agent will be, true and accurate in all material respects on the date as of which such information is dated and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole with all other such information theretofore or contemporaneously furnished) not misleading at such time in light of the circumstances under which such information was provided; provided that, with respect to projections the Borrower represents only that the projections contained in such materials are based on good faith estimates and assumptions believed by the Borrower to be reasonable and attainable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Borrower's control and that actual results during the period or periods covered by any such projections may differ from the projected results.

        Section 3.10.    Financial Condition; Financial Statements.    (a) The consolidated balance sheet of the Borrower for the fiscal year ended December 31, 2002 and the related consolidated statements of income, shareholders' equity and cash flows, reported on by PricewaterhouseCoopers LLP, copies of which have been delivered to each of the Lenders, and the unaudited consolidated balance sheet of the Borrower for its fiscal quarter ended June 30, 2003 and the related consolidated statements of income, shareholders' equity and cash flows, copies of which have been delivered to each of the Lenders, fairly present in all material respects, in each case in conformity with GAAP, consistently applied, the consolidated financial position of the Borrower and its Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated (subject, in the case of the aforementioned quarterly financial statement to normal year-end audit adjustments and the absence of full footnote disclosure).

        (b)   Since December 31, 2002, nothing has occurred which has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

        (c)   Except (i) for the Loans and (ii) as set forth in the unaudited consolidated balance sheet of the Borrower for its fiscal quarter ended June 30, 2003, on the Effective Date there are no material liabilities of the Borrower and its Subsidiaries.

        (d)   On and as of the Effective Date, on a pro forma basis after giving effect to the Transaction, (x) the fair valuation of all of the tangible and intangible assets of the Borrower (on a consolidated basis) will exceed its debts, (y) the Borrower will not have incurred or intended to incur debts beyond its ability to pay such debts as such debts mature and (z) the Borrower will not have unreasonably small capital with which to conduct its business as conducted on the Effective Date. For purposes of this Section 3.10, "debt" means any liability on a claim, and "claim" means any (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

        Section 3.11.    Tax Returns and Payments.    The Borrower and its Subsidiaries (i) have timely filed or caused to be timely filed with the appropriate taxing authority (taking into account any applicable extension within which to file) all material income and other material tax returns (including any statements, forms and reports), domestic and foreign, required to be filed by the Borrower and its Subsidiaries, and (ii) have timely paid or caused to have timely paid all material taxes payable by them which have become due and assessments which have become due, except for those contested in good faith and adequately disclosed and for which adequate reserves have been established in accordance with GAAP. There is no action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of the Borrower and its Subsidiaries, proposed or threatened by any authority regarding any income taxes or any other material taxes relating to the Borrower or any of its Subsidiaries. Neither the Borrower nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Borrower or any of its Subsidiaries. No tax Liens have been filed and no claims are pending or, to the best knowledge of the Borrower or any of its Subsidiaries, proposed or threatened with respect to any taxes, fees or other charges for any taxable period.

        Section 3.12.    Compliance with ERISA.    (a) Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, the Borrower and its Subsidiaries and ERISA Affiliates (i) have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance with the applicable provisions of ERISA and the Code, and (ii) have not incurred any liability to the PBGC or any Plan or Multiemployer Plan (other than to make contributions in the ordinary course of business).

        (b)   Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, (i) each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) all contributions required to be made with respect to a Foreign Pension Plan have been timely made, (iii) neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan and (iv) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan that is required to be funded, determined as of the end of the Borrower's most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

        Section 3.13.    Subsidiaries.    (a) Set forth on Schedule 3.13 is a complete and correct list of all of the Subsidiaries of the Borrower as of the Effective Date, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding direct ownership interests in such Subsidiary and (iii) the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed on Schedule 3.13, each of the Borrower and its Subsidiaries owns, free and clear of Liens, and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it on Schedule 3.13.

        (b)   As of the Effective Date, there are no restrictions on the Borrower or any of its Subsidiaries which prohibit or otherwise restrict the transfer of cash or other assets from any Subsidiary of the Borrower to the Borrower, other than (i) prohibitions or restrictions existing under or by reason of this Agreement or the other Credit Documents, (ii) prohibitions or restrictions existing under or by reason of the credit documents relating to the Amended and Restated Letter of Credit and Reimbursement Agreement, dated as of August 12, 2003, by and among Arch Reinsurance Ltd., Arch Reinsurance Company, Alternative Re Limited and Arch Insurance Company, the lenders from time to time party thereto and Fleet National Bank, as agent and issuing lender, as amended by Amendment No.1, dated as of August 20, 2003 (the "Existing LC Facility"), (iii) prohibitions or restrictions existing under or by reason of Legal Requirements, and (iv) other prohibitions or restrictions which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

        Section 3.14.    Capitalization.    As of the Effective Date, the authorized capital stock of the Borrower consists of (i) 200,000,000 common shares, $.01 par value per share, 28,034,809 of which shares are issued and outstanding at June 30, 2003 and, (ii) 50,000,000 preference shares, $.01 par value per share, of which 38,844,665 are issued and outstanding Series A Convertible Preference Shares at June 30, 2003. As of the Effective Date, none of the Borrower's Subsidiaries has outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock except for options, warrants and grants outstanding in the aggregate amounts set forth on Schedule 3.14.

        Section 3.15.    Indebtedness.    The Borrower and its Subsidiaries do not have any Indebtedness on the Effective Date other than (i) the Loans, and (ii) the Indebtedness listed on Schedule 3.15.

        Section 3.16.    Compliance with Statutes, etc.    The Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations, rules and orders of, and all applicable restrictions imposed by, and has filed or otherwise provided all material reports, data, registrations, filings, applications and other information required to be filed with or otherwise provided to, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable environmental laws), except where the failure to comply or file or otherwise provide would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. All required regulatory approvals are in full force and effect on the date hereof, except where the failure of such approvals to be in full force and effect would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

        Section 3.17.    Insurance Licenses.    Schedule 3.17 lists with respect to each Regulated Insurance Company, as of the Effective Date, all of the jurisdictions in which such Regulated Insurance Company holds licenses (including, without limitation, licenses or certificates of authority from Applicable Insurance Regulatory Authorities), permits or authorizations to transact insurance and reinsurance business (collectively, the "Insurance Licenses"), and indicates the type or types of insurance in which each such Regulated Insurance Company is permitted to be engaged with respect to each Insurance License therein listed. There is (i) no such Insurance License that is the subject of a proceeding for suspension, revocation or limitation or any similar proceedings, (ii) no sustainable basis for such a suspension, revocation or limitation, and (iii) no such suspension, revocation or limitation threatened by any Applicable Insurance Regulatory Authority, that, in each instance under (i), (ii) and (iii) above, has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No Regulated Insurance Company transacts any insurance business, directly or indirectly, in any jurisdiction other than those listed on Schedule 3.17, where such business requires any Insurance License of an Applicable Insurance Regulatory Authority or such jurisdiction.

        Section 3.18.    Insurance Business.    All insurance policies issued by any Regulated Insurance Company are, to the extent required under applicable law, on forms approved by the insurance regulatory authorities of the jurisdiction where issued or have been filed with and not objected to by such authorities within the period provided for objection, except for those forms with respect to which a failure to obtain such approval or make such a filing without it being objected to, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

ARTICLE IV

Conditions

        Section 4.01.    Effective Date.    The obligations of the Lenders to make Loans hereunder shall not become effective until the date (the "Effective Date") on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

        (a)   On the Effective Date, (i) each of the Borrower, the Administrative Agent and each of the Lenders shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent in accordance with Section 9.01(a) or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or facsimile transmission notice (actually received) in accordance with Section 9.01(a) that the same has been signed and mailed to the Administrative Agent; and (ii) there shall have been delivered to the Administrative Agent for the account of each Lender that has requested the same pursuant to Section 2.07(e) the appropriate promissory note or promissory notes, executed by the Borrower, in each case, in the amount, maturity and as otherwise provided herein.

        (b)   On the Effective Date, the Administrative Agent shall have received (i) an opinion, in form and substance reasonably satisfactory to the Administrative Agent,

addressed to the Administrative Agent and each of the Lenders and dated the Effective Date, from Cahill, Gordon & Reindel LLP, special U.S. counsel to the Borrower, which opinion shall cover the matters contained in Exhibit C-1 hereto and (ii) an opinion, in form and substance reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent and each of the Lenders and dated the Effective Date, from Conyers, Dill & Pearman, special Bermuda counsel to the Borrower, which opinion shall cover the matters covered in Exhibit C-2 hereto.

        (c)   (i) On the Effective Date, the Administrative Agent shall have received, from the Borrower, a certificate, dated the Effective Date, signed by the President or any Vice President of the Borrower, and attested to by the Secretary or any Assistant Secretary of the Borrower, in the form of Exhibit D hereto with appropriate insertions and deletions, together with (x) copies of its certificate of incorporation, by-laws or other organizational documents and (y) the resolutions relating to the Credit Documents which shall be satisfactory to the Administrative Agent.

           (ii)  On or prior to the Effective Date, all corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including certificates of existence or good standing certificates, as applicable, and any other records of corporate proceedings and governmental approvals, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.

        (d)   Since December 31, 2002, nothing shall have occurred or become known to the Administrative Agent or the Required Lenders which has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

        (e)   On the Effective Date, no actions, suits or proceedings by any entity (private or governmental) shall be pending against the Borrower or any of its Subsidiaries (i) with respect to this Agreement, any other Credit Document, the Transaction or any of the transactions contemplated hereby or thereby or (ii) which has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

        (f)    On the Effective Date, all governmental and third party approvals, permits and licenses required to be obtained in connection with the Transaction on or prior to the Effective Date shall have been obtained and remain in full force and effect.

        (g)   On the Effective Date, the Borrower and its Subsidiaries shall have no outstanding preferred stock or Indebtedness except (x) the Loans, and (y) preferred stock or Indebtedness set forth on Schedule 3.15.

        (h)   On the Effective Date, there shall exist no Default or Event of Default, and all representations and warranties made by the Borrower contained herein or in any other

Credit Document shall be true and correct in all material respects (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

        (i)    On the Effective Date, each Regulated Insurance Company (other than the Designated Subsidiaries) shall have an A.M. Best financial strength rating of at least "A-".

        (j)    On the Effective Date, the Borrower shall have paid the Administrative Agent and the Lenders all fees, reasonable out-of-pocket expenses (including, without limitation, reasonable legal fees and expenses of the Administrative Agent) and other compensation contemplated by this Agreement and the other Credit Documents, agreed upon by such parties to be paid on or prior to the Effective Date.

        The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on September 30, 2003 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

        Section 4.02.    Each Credit Event.    The obligation of each Lender to make each Loan is subject to the satisfaction of the following conditions:

        (a)   The Effective Date shall have occurred.

        (b)   (i) There shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of the making of such Loan (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

        (c)   The Administrative Agent shall have received a Borrowing Request meeting the requirements of Section 2.03 with respect to each incurrence of Loans.

        Each incurrence of a Loan shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

        Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

        Section 5.01.    Information Covenants.    The Borrower will furnish to the Administrative Agent (for distribution to each Lender):

        (a)   Annual Financial Statements. As soon as available and in any event within 90 days after the close of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, changes in shareholders' equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the consolidated figures for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing selected by the Borrower, which report shall state that such consolidated financial statements present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and their consolidated results of operations and cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise specified in such report; provided any exceptions or qualifications thereto must be acceptable to the Required Lenders) and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.

        (b)   Quarterly Financial Statements. As soon as available and in any event within 60 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower, consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such period and the related consolidated statements of income, changes in shareholders' equity and cash flows of the Borrower and its Subsidiaries for such period and (in the case of the second and third quarterly periods) for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the consolidated figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by the chief financial officer of the Borrower as presenting fairly in all material respects, in accordance with GAAP (except as specifically set forth therein; provided any exceptions or qualifications thereto must be acceptable to the Administrative Agent) on a basis consistent with such prior fiscal periods, the information contained therein, subject to changes resulting from normal year-end audit adjustments and the absence of full footnote disclosure.

        (c)   Officer's Certificates. At the time of the delivery of the financial statements provided for in Sections 5.01(a) and 5.01(b), a certificate of the chief financial officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Sections 6.03, 6.09 and 6.10, as at the end of such fiscal year or quarter, as the case may be.

        (d)   Notice of Default or Litigation. (x) Within five Business Days after the Borrower becomes aware of the occurrence of any Default and/or any event or condition constituting, or which would reasonably be expected to have, a Material Adverse Effect, a certificate of a Financial Officer of the Borrower setting forth the details thereof and the actions which the Borrower is taking or proposes to take with respect thereto and (y) promptly after the Borrower knows of the commencement thereof, notice of any litigation, dispute or proceeding involving a claim against the Borrower and/or any Subsidiary which claim would reasonably be expected to have a Material Adverse Effect.

        (e)   Other Statements and Reports. Promptly upon the mailing thereof to the security holders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed.

        (f)    SEC Filings. Promptly upon the filing thereof, copies of (or, to the extent same is publicly available via the SEC's "EDGAR" filing system, written notification of the filing of) all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Borrower shall have filed with the SEC or any national securities exchange.

        (g)   Insurance Reports and Filings. (i) Promptly after the filing thereof, a copy of each Statutory Statement filed by each Regulated Insurance Company.

           (ii)  Promptly following the delivery or receipt, as the case may be, by any Regulated Insurance Company or any of their respective Subsidiaries, copies of (a) each material registration, filing or submission made by or on behalf of any Regulated Insurance Company with any Applicable Insurance Regulatory Authority, except for policy form or rate filings, (b) each material examination and/or audit report submitted to any Regulated Insurance Company by any Applicable Insurance Regulatory Authority, (c) all material information which the Lenders may from time to time request with respect to the nature or status of any material deficiencies or violations reflected in any examination report or other similar report, and (d) each material report, order, direction, instruction, approval, authorization, license or other notice which the Borrower or any Regulated Insurance Company may at any time receive from any Applicable Insurance Regulatory Authority. For the purpose of this clause (ii) only, determinations of "material" shall be made by the Borrower in good faith.

          (iii)  As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a report by an independent actuarial consulting firm of recognized national standing reviewing the adequacy of loss and loss adjustment expense reserves as at the end of the last fiscal year of the Borrower and its Subsidiaries on a consolidated basis, determined in accordance with SAP and stating that the Regulated Insurance Companies have maintained adequate reserves, it being agreed that in each case such independent firm will be provided access to or copies of all relevant valuations relating to the insurance business of each such Regulated Insurance Company in the possession of or available to the Borrower or its Subsidiaries.

          (iv)  Promptly following notification thereof from a Governmental Authority, notification of the suspension, limitation, termination or non-renewal of, or the taking of any other materially adverse action in respect of, any Insurance License.

        (h)   Other Information. With reasonable promptness, such other information or existing documents (financial or otherwise) as the Administrative Agent or any Lender may reasonably request from time to time.

        Section 5.02.    Books, Records and Inspections.    The Borrower will (i) keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP or SAP, as applicable, shall be made of all dealings and transactions in relation to its business and activities; and (ii) subject to binding contractual confidentiality obligations of the Borrower and its Subsidiaries to third parties and to Section 9.12, permit, and will cause each of its Subsidiaries to permit, representatives of any Lender (at such Lender's expense prior to the occurrence of an Event of Default and at the Borrower's expense after an Event of Default has occurred and is continuing) to visit and inspect any of their respective properties, to examine their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, in each case at such reasonable times and as often as may reasonably be desired. The Borrower agrees to cooperate and assist in such visits and inspections.

        Section 5.03.    Insurance.    The Borrower will maintain, and will cause each of its Subsidiaries to maintain (either in the name of the Borrower or in the Subsidiary's own name) with financially sound and reputable insurance companies, insurance on all their property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar businesses.

        Section 5.04.    Payment of Taxes.    The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all income taxes and all other material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case, on a timely basis prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries; provided that neither the Borrower nor any Subsidiary of the Borrower shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

        Section 5.05.    Maintenance of Existence.    The Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, its existence, provided that the Borrower shall not be required to maintain the existence of any of its Subsidiaries if the Borrower shall determine in good faith that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries taken as a whole. The Borrower will qualify and remain qualified, and cause each of its Subsidiaries to qualify and remain qualified, as a foreign corporation in each jurisdiction where the Borrower or such Subsidiary, as the case may be, is required to be qualified, except in those jurisdictions in which the failure to receive or retain such qualifications would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

        Section 5.06.    Compliance with Statutes, etc.    The Borrower will, and will cause each Subsidiary to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls) other than those the non-compliance with which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

        Section 5.07.    ERISA.    Promptly after the Borrower, any of its Subsidiaries or, in the case of clauses (i) through (v) below, any of its ERISA Affiliates knows or has reason to know that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan or Foreign Pension Plan has occurred or exist, a certificate of the chief financial officer of the Borrower setting forth details respecting such event or condition and the action if any, that the Borrower, such Subsidiary or such ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC or an applicable foreign governmental agency by the Borrower, such Subsidiary or such ERISA Affiliate with respect to such event or condition):

            (i)  any reportable event, as defined in subsections (c)(1), (2), (5) and (6), and subsection (d)(2) of Section 4043 of ERISA and the regulations issued thereunder, with respect to a Plan;

           (ii)  the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan under a distress termination or the distress termination of any Plan;

          (iii)  the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower, any of its Subsidiaries or any of its ERISA Affiliates of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan which could reasonably be expected to result in a liability to the Borrower or any of its Subsidiaries in excess of $5,000,000;

          (iv)  the receipt by the Borrower, any of its Subsidiaries or any of its ERISA Affiliates of notice from a Multiemployer Plan that the Borrower, any of its Subsidiaries or any of its ERISA Affiliates has incurred withdrawal liability under Section 4201 of ERISA in excess of $5,000,000 or that such Multiemployer Plan is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA whereby a deficiency or additional assessment is levied or threatened to be levied in excess of $5,000,000 against the Borrower, any of its Subsidiaries or any of its ERISA Affiliates;

           (v)  the institution of a proceeding by a fiduciary of any Plan or Multiemployer Plan against the Borrower, any of its Subsidiaries or any of its ERISA Affiliates to

  enforce Section 515 or 4219(c)(5) of ERISA asserting liability in excess of $5,000,000, which proceeding is not dismissed within 30 days; and

          (vi)  that any material contribution required to be made with respect to a Foreign Pension Plan has not been timely made, or that the Borrower or any Subsidiary of the Borrower may incur any material liability pursuant to any Foreign Pension Plan (other than to make contributions in the ordinary course of business).

        Section 5.08.    Maintenance of Property.    The Borrower shall, and will cause each of its Subsidiaries to, maintain all of their properties and assets in good condition, repair and working order, ordinary wear and tear excepted, except where failure to maintain the same would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

        Section 5.09.    Maintenance of Licenses and Permits.    The Borrower will, and will cause each of its Subsidiaries to, maintain all permits, licenses and consents as may be required for the conduct of its business by any state, federal or local government agency or instrumentality, except where failure to maintain the same would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

        Section 5.10.    Claims Paying Ratings.    The Borrower shall cause each Regulated Insurance Company (other than the Designated Subsidiaries) to maintain at all times a financial strength rating of at least "B++" from A.M. Best & Co. (or its successor); provided that any Regulated Insurance Company acquired or created after the Effective Date shall not be required to comply with this Section 5.10 until the date occurring 180 days after the date of such acquisition or creation.

        Section 5.11.    End of Fiscal Years; Fiscal Quarters.    The Borrower will cause (i) each of its, and each of its Subsidiaries', fiscal years to end on December 31 of each year and (ii) each of its, and each of its Subsidiaries', fiscal quarters to end on dates which are consistent with a fiscal year end as described above, provided that the Borrower shall not be required to comply with the foregoing with respect to any Subsidiary of the Borrower acquired after the Effective Date having a fiscal year ending on a date other than December 31 at the time of such acquisition.

ARTICLE VI

Negative Covenants

        Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

        Section 6.01.    Changes in Business and Investments.    The Borrower will not, and will not permit any of its Subsidiaries to, engage (directly or indirectly) in any business other than businesses in which they are engaged on the Effective Date and reasonable extensions thereof and other businesses that are complementary or reasonably related thereto.

        Section 6.02.    Consolidations, Mergers, Sales of Assets and Acquisitions.    (a) The Borrower will not, and will not permit any of its Subsidiaries to, consolidate or merge with or into any other Person, provided that (i) the Borrower may merge with another Person if (x) such Borrower is the corporation surviving such merger and (y) immediately after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing, and (ii) Subsidiaries of the Borrower may merge with one another.

        (b)   The Borrower will not, nor will it permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily (any of the foregoing being referred to in this Section 6.02(b) as a "Disposition" and any series of related Dispositions constituting but a single Disposition), any of its properties or assets, tangible or intangible (including but not limited to sale, assignment, discount or other disposition of accounts, contract rights, chattel paper or general intangibles with or without recourse), except:

            (i)  any Disposition of used, worn out, obsolete or surplus property of the Borrower or any Subsidiary in the ordinary course of business;

           (ii)  the license (as licensor) of intellectual property so long as such license does not materially interfere with the business of the Borrower or any of its Subsidiaries;

          (iii)  the Disposition of cash, cash equivalents and investment securities;

          (iv)  the release, surrender or waiver of contract, tort or other claims of any kind as a result of the settlement of any litigation or threatened litigation;

           (v)  the granting or existence of Liens (and foreclosure thereon) not prohibited by this Agreement;

          (vi)  the lease or sublease of real property so long as such lease or sublease does not materially interfere with the business of the Borrower or any of its Subsidiaries;

         (vii)  Dividends not prohibited by Section 6.07;

        (viii)  any ceding of insurance or reinsurance in the ordinary course of business;

          (ix)  any Disposition by the Borrower or any of its Subsidiaries of any Non-Core Asset (as defined in the Subscription Agreement);

           (x)  Dispositions of properties or assets having an aggregate fair value (as determined in good faith by the board of directors of the Borrower) of less than $1,000,000;

          (xi)  Dispositions by the Borrower or any of its Subsidiaries of any of their respective properties or assets to the Borrower or any Wholly-Owned Subsidiary of the Borrower; and

         (xii)  other Dispositions to the extent that the fair market value of the assets the subject thereof (as determined in good faith by the board of directors or senior management of the Borrower), when added to the fair market value of the assets the subject of any such other Disposition or Dispositions under this clause (xii) previously consummated during the same fiscal year of the Borrower (as determined in good faith by the board of directors or senior management of the Borrower), does not constitute more than 10% of the consolidated assets of the Borrower and its Subsidiaries as of the last day of the most recently ended fiscal year of the Borrower.

        (c)   The Borrower will not, nor will it permit any of its Subsidiaries to, acquire all or substantially all of the capital stock or assets of another Person unless at such time and immediately after giving effect thereto no Default or Event of Default exists or would result therefrom.

        Section 6.03.    Liens.    Neither the Borrower nor any of its Subsidiaries will permit, create, assume, incur or suffer to exist any Lien on any asset tangible or intangible now owned or hereafter acquired by it, except:

        (a)   Liens existing on the date hereof and listed on Schedule 6.03 hereto;

        (b)   Liens securing repurchase agreements constituting a borrowing of funds by the Borrower or any Subsidiary of the Borrower in the ordinary course of business for liquidity purposes and in no event for a period exceeding 90 days in each case;

        (c)   Liens arising pursuant to purchase money mortgages, capital leases or security interests securing Indebtedness representing the purchase price (or financing of the purchase price within 90 days after the respective purchase) of assets acquired after the Effective Date;

        (d)   Liens (x) on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or any of its Subsidiaries and not created in contemplation of such event or (y) securing Acquired Indebtedness so long as such Lien existed prior to the contemplated acquisition, was not created in contemplation of such acquisition and only relates to assets of the Person so acquired;

        (e)   Liens securing obligations owed by the Borrower to any of its Subsidiaries or owed by any Subsidiary of the Borrower to the Borrower or any Subsidiary of the Borrower, in each case solely to the extent that such Liens are required by an Applicable Insurance Regulatory Authority for such Person to maintain such obligations;

        (f)    Liens securing insurance obligations of Subsidiaries of the Borrower owed by any Subsidiary of the Borrower to the Borrower or any Subsidiary of the Borrower, in each case solely to the extent that such Liens are required or requested by ratings agencies, clients or brokers for such Person to maintain such insurance obligations;

        (g)   Liens on investments and cash balances of any Regulated Insurance Company securing obligations of such Regulated Insurance Company in respect of trust or similar arrangements formed, letters of credit issued or funds withheld balances established, in each case, in the ordinary course of business for the benefit of cedents to secure reinsurance recoverables owed to them by such Regulated Insurance Company;

        (h)   Inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

        (i)    Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers', warehousemen's, materialmen's and mechanics' liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Borrower's or such Subsidiary's property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

        (j)    Licenses, sublicenses, leases, or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

        (k)   easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

        (l)    Liens arising out of the existence of judgments or awards not constituting an Event of Default under Section 7.07;

        (m)  Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice (exclusive of obligations in respect of the payment for borrowed money);

        (n)   Bankers' Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Borrower or any of its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained;

        (o)   Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the clauses of this Section 6.03, provided that such Indebtedness is not increased and is not secured by any additional assets;

        (p)   Liens in respect of property or assets of any Subsidiary of the Borrower securing Indebtedness of the type described in clause (e) or (i) of the definition of "Permitted Subsidiary Indebtedness";

        (q)   Liens in respect of property or assets of any Subsidiary of the Borrower securing Indebtedness of the type described in clause (h) of the definition of "Permitted Subsidiary Indebtedness"; provided that the aggregate amount of the Indebtedness secured by such Liens shall not, when added to the aggregate amount of all outstanding obligations of the Borrower secured by Liens incurred pursuant to Section 6.03(r), exceed at any time 5% of Consolidated Net Worth at the time of incurrence of any new Liens under this clause (q); and

        (r)   in addition to the Liens described in clauses (a) through (q) above, Liens securing obligations of the Borrower; provided that the aggregate amount of the obligations secured by such Liens shall not, when added to the aggregate amount of outstanding Indebtedness of Subsidiaries incurred pursuant to clause (h) of the definition of "Permitted Subsidiary Indebtedness", exceed at any time 5% of Consolidated Net Worth at the time of incurrence of any new Liens under this clause (r).

        Section 6.04.    Indebtedness.    (a) The Borrower will not, create, incur, assume or permit to exist any Indebtedness, or agree, become or remain liable (contingent or otherwise) to do any of the foregoing, except for the Loans and other Indebtedness which is either pari passu with, or subordinated in right of payment to, the Loans.

        (b)   The Borrower will not permit any of its Subsidiaries to create, incur, assume or permit to exist any Indebtedness, or agree, become or remain liable (contingent or otherwise) to do any of the foregoing, except for the Loans and Permitted Subsidiary Indebtedness.

        Section 6.05.    Issuance of Stock.    The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly issue, sell, assign, pledge, or otherwise encumber or dispose of any shares of its preferred or preference equity securities or options to acquire preferred or preference equity securities, except the issuance of preferred or preference equity securities, so long as (i) (x) no part of such preferred or preference equity securities is mandatorily redeemable (whether on a scheduled basis or as a result of the occurrence of any event or circumstance) prior to the first anniversary of the Maturity Date or (y) all such preferred or preference equity securities or options therefor are issued to and held by the Borrower and its Wholly-Owned Subsidiaries and (ii) such preferred or preference equity securities do not contain any financial performance related covenants or incurrence covenants which restrict the operations of the issuer thereof; provided that, the Borrower and its Subsidiaries may issue preferred stock as described on Schedule 6.05.

        Section 6.06.    Dissolution.    The Borrower shall not suffer or permit dissolution or liquidation either in whole or in part, except through corporate reorganization to the extent permitted by Section 6.02.

        Section 6.07.    Restricted Payments.    The Borrower will not declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower or to sell any Equity Interests therein (each of the foregoing a "Dividend" and, collectively, "Dividends") unless (i) no Default or Event of Default shall have occurred and be continuing at the time of such Dividend or would result therefrom and (ii) the Consolidated Net Worth of the Borrower and its Subsidiaries after giving effect to such Dividend would equal or exceed an amount equal to the remainder of (x) the Consolidated Net Worth of the Borrower and its Subsidiaries on the Effective Date less (y) $100,000,000.

        Section 6.08.    Transactions with Affiliates.    Neither the Borrower nor any of its Subsidiaries shall enter into or be a party to, a transaction with any Affiliate of the Borrower or such Subsidiary (which Affiliate is not the Borrower or a Subsidiary), except (i) transactions with Affiliates on terms (x) no less favorable to the Borrower or such Subsidiary than those that could have been obtained in a comparable transaction on an arm's length basis from an unrelated Person or (y) approved by a majority of the disinterested members of the board of directors of the Borrower, (ii) transactions and payments pursuant to agreements and arrangements disclosed in, or listed as an exhibit to, the Borrower's annual report on Form 10-K filed with the SEC on March 31, 2003 or any subsequent other filing with the SEC through the Effective Date or any such agreement or arrangement as thereafter amended, extended or replaced on terms that are, in the aggregate, no less favorable to the Borrower and its Subsidiaries than the terms of such agreement on the Effective Date, as the case may be, (iii) Dividends not prohibited by Section 6.07, (iv) fees and compensation paid to and indemnities provided on behalf of officers and directors of the Borrower or any of its Subsidiaries as reasonably determined in good faith by the board of directors or senior management of Borrower and (v) the issuance of common stock of the Borrower.

        Section 6.09.    Maximum Leverage Ratio.    The Borrower will not permit the Leverage Ratio on the last day of any fiscal quarter or fiscal year of the Borrower to be greater than 0.35:1.00.

        Section 6.10.    Minimum Consolidated Tangible Net Worth.    The Borrower will not permit Consolidated Tangible Net Worth on the last day of any fiscal quarter or fiscal year of the Borrower to be less than the sum of (i) $1,000,000,000 plus (ii) 40% of the sum of Consolidated Net Income for all Test Periods ending after the Effective Date where Consolidated Net Income for such respective Test Period or Test Periods was a positive amount, plus (iii) 40% of the aggregate Net Cash Proceeds received from any issuance of common or preferred equity interests of the Borrower consummated after the Effective Date.

        Section 6.11.    Limitation on Certain Restrictions on Subsidiaries.    The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (b) make loans or advances to the Borrower or any of its Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) the Existing

LC Facility, (iii) the Shareholders Agreement, (iv) this Agreement and the other Credit Documents, (v) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Subsidiaries, (vi) customary provisions restricting assignment of any licensing agreement (in which the Borrower or any of its Subsidiaries is the licensee) or other contract (including leases) entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, (vii) restrictions on the transfer of any asset pending the close of the sale of such asset, (viii) restrictions on the transfer of any asset subject to a Lien permitted by Section 6.03, (ix) agreements entered into by a Regulated Insurance Company with an Applicable Insurance Regulatory Authority, (x) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired, (xi) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person, (xii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (xiii) pursuant to an agreement or instrument relating to any Permitted Subsidiary Indebtedness of the type described in clause (d), (g) or (h) of the definition thereof (1) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in the Existing LC Facility or (2) if such encumbrance or restriction is not materially more disadvantageous to the Lenders than is customary in comparable financings and such encumbrance or restriction will not materially affect the Borrower's ability to make principal or interest payments on the Loans, and (xiv) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clause (x) above provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions that those prior to such amendment or refinancing.

        Section 6.12.    Private Act.    The Borrower will not become subject to a Private Act.

ARTICLE VII

Events of Default

        If any of the following events ("Events of Default") shall occur:

        Section 7.01.    Payments.    The Borrower shall (a) default in the payment when due of any principal of any Loan, (b) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on any Loan or any fees payable pursuant to the Credit Documents or (c) default in the prompt payment following notice or demand in respect of any other amounts owing hereunder or under any other Credit Document; or

        Section 7.02.    Representations, etc.    Any representation, warranty or material statement made or deemed made pursuant to the last sentence of Section 4.02 by the Borrower herein or in any other Credit Document or in any certificate or material statement delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

        Section 7.03.    Covenants.    The Borrower shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 5.01(d), 5.02(ii), 5.05 (but only with respect to the first sentence thereof), 5.10 or Article VI, or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 7.01 or clause (a) of this Section 7.03) contained in this Agreement and such default shall continue unremedied for a period of at least 45 days after written notice to the Borrower from the Administrative Agent or the Required Lenders; or

        Section 7.04.    Default under other Agreements.    (a) The Borrower or any of its Subsidiaries shall (i) default in any payment with respect to Indebtedness (other than the Loans) in excess of $20,000,000 individually or in the aggregate, for the Borrower and its Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice of acceleration, or any lapse of time prior to the effectiveness of any notice of acceleration, is required), any such Indebtedness to become due prior to its stated maturity; or (b) Indebtedness of the Borrower or its Subsidiaries in excess of $20,000,000 shall be declared to be due and payable other than in accordance with the terms of such Indebtedness or required to be prepaid, other than by a regularly scheduled required prepayment or as a mandatory prepayment (unless such required prepayment or mandatory prepayment results from a default thereunder or an event of the type that constitutes an Event of Default), prior to the stated maturity thereof; or

        Section 7.05.    Bankruptcy, etc.    The Borrower or any of its Subsidiaries (other than Insignificant Subsidiaries) shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the Borrower or any of its Subsidiaries (other than Insignificant Subsidiaries) and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries (other than Insignificant Subsidiaries); or the Borrower or any of its Subsidiaries (other than Insignificant Subsidiaries) commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (collectively, a "conservator") of itself or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, supervision, conservatorship or similar law of any jurisdiction or the Bermuda Companies Law whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries (other than Insignificant Subsidiaries); or any such proceeding is commenced against (a) any Regulated Insurance Company (other than any

Regulated Insurance Company that is an Insignificant Subsidiary) which is engaged in the business of underwriting insurance and/or reinsurance in the United States, or (b) the Borrower or any of its Subsidiaries (other than Insignificant Subsidiaries or any Regulated Insurance Company described in the immediately preceding clause (a)) to the extent such proceeding is consented to by such Person, and in the case of either clause (a) or (b) remains undismissed for a period of 60 days; or the Borrower or any of its Subsidiaries (other than Insignificant Subsidiaries) is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or (x) any Regulated Insurance Company (other than any Regulated Insurance Company that is an Insignificant Subsidiary) which is engaged in the business of underwriting insurance and/or reinsurance in the United States suffers any appointment of any conservator or the like for it or any substantial part of its property, or (y) the Borrower or any of its Subsidiaries (other than Insignificant Subsidiaries or any Regulated Insurance Company described in the immediately preceding clause (x)) consents to any appointment of any conservator or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or the Borrower or any of its Subsidiaries (other than Insignificant Subsidiaries) makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any of its Subsidiaries (other than Insignificant Subsidiaries) for the purpose of effecting any of the foregoing; or

        Section 7.06.    ERISA.    (i) An event or condition specified in Section 5.07 shall occur or exist with respect to any Plan or Multiemployer Plan or Foreign Pension Plan, (ii) the Borrower, any of its Subsidiaries or any of its ERISA Affiliates shall fail to pay when due any amount which they shall have become liable to pay to the PBGC or to a Plan or a Multiemployer Plan under Title IV of ERISA, or (iii) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated, and as a result of such event, failure or condition, together with all such other events, failures or conditions, the Borrower, any of its Subsidiaries or any of its ERISA Affiliates shall be reasonably likely in the opinion of the general counsel of the Borrower to incur a liability to a Plan, a Multiemployer Plan, a Foreign Pension Plan or PBGC (or any combination of the foregoing) which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

        Section 7.07.    Judgments.    One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving a liability, net of undisputed insurance and reinsurance, of $20,000,000 or more in the case of any one such judgment or decree or in the aggregate for all such judgments and decrees for the Borrower and its Subsidiaries and any such judgments or decrees shall not have been vacated, discharged, satisfied, stayed or bonded pending appeal within 60 days from the entry thereof; or

        Section 7.08.    Insurance Licenses.    Any one or more Insurance Licenses of the Borrower or any of its Subsidiaries shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken by any Governmental Authority, and such action would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; or

        Section 7.09.    Change of Control.    A Change in Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that if an Event of Default specified in Section 7.05 of this Article shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (a) declare the Commitments (or the unused portion thereof) terminated, whereupon the Commitment of each Lender (or such unused portion) shall forthwith terminate immediately and any commitment fees shall forthwith become due and payable without any other notice of any kind and (ii) declare the principal of, and any accrued interest in respect of, all Loans and all other obligations owing hereunder and under the other Credit Documents to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Notwithstanding the foregoing, the Administrative Agent shall have available to it all other remedies at law or equity, and shall exercise any one or all of them at the request of the Required Lenders.

ARTICLE VIII

The Administrative Agent

        Section 8.01.    Appointment.    Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

        Section 8.02.    Administrative Agent in its Individual Capacity.    The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

        Section 8.03.    Exculpatory Provisions.    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

        Section 8.04.    Reliance.    The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

        Section 8.05.    Delegation of Duties.    The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

        Section 8.06.    Resignation.    Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor administrative agent, with the consent of the Borrower (not to be unreasonably withheld or delayed), provided that no such consent shall be required at any time when a Default or Event of Default exists. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

        Section 8.07.    Non-Reliance.    Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

        Section 8.08.    Documentation Agents.    Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, each of the Documentation Agents are named as such for recognition purposes only, and in their respective capacities as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby. Without limitation of the foregoing, none of the Documentation Agents shall, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship with any Lender or any other Person.

ARTICLE IX

Miscellaneous

        Section 9.01.    Notices.    (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

            (i)  if to the Borrower, to it at Arch Capital Group Ltd., Wessex House, 3rd Floor, 45 Reid Street, Hamilton HM 12 Bermuda, Attention of chief financial officer (Telecopy No. 441-278-9255);

           (ii)  if to the Administrative Agent, to (x) JPMorgan Chase Bank, Loan and Agency Services Group, 1111 Fanin Street, Houston, Texas 77002, Attention of Melissa Rivas (Telecopy No. (713) 750-2223), with a copy to JPMorgan Chase Bank, 270 Park Avenue, Fourth Floor, New York 10017, Attention of Heather Lindstrom (Telecopy No. (212) 270-1511 or (y) in the case of notices and other communications in respect of

  Alternate Currency Loans, J.P. Morgan Europe Limited, 125 London Wall, EC2Y 5AJ, Attention of Caroline Walsh (Telecopy No. (44) 207-777-2360); and

          (iii)  if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

        (b)   Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to (x) Article II unless otherwise agreed by the Administrative Agent and the applicable Lender or (y) Section 5.01(d)(x). The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

        (c)   Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

        Section 9.02.    Waivers; Amendments.    (a) No failure or delay by the Administrative Agent, or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

        (b)   Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.15(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change the definition of Approved Currency (or any component definition thereof) to include an additional foreign currency not included therein on the date hereof without the written consent of each Approved Currency Lender affected thereby, or (vi) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

        Section 9.03.    Expenses; Indemnity; Damage Waiver.    (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facility provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent, or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

        (b)   The Borrower shall indemnify the Administrative Agent, and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee or any Related Party of such Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any Related Party of such Indemnitee.

        (c)   To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, in its capacity as such.

        (d)   To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or the use of the proceeds thereof.

        (e)   All amounts due under this Section shall be payable promptly after written demand therefor.

        Section 9.04.    Successors and Assigns.    (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

        (b)   (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more banks, investment funds or other institutions that make or hold commercial loans in the ordinary course of their businesses all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

          (A)  the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

          (B)  the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment.

           (ii)  Assignments shall be subject to the following additional conditions:

          (A)  except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01, 7.02 or 7.05 has occurred and is continuing;

          (B)  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender's rights and obligations in respect of one Class of Commitments or Loans;

          (C)  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

          (D)  the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

        For the purposes of this Section 9.04(b), the term "Approved Fund" has the following meaning:

          "Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

          (iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement (provided that any liability of the Borrower to such assignee under Section 2.12, 2.13 or 2.14 shall be limited to the amount, if any, that would have been payable thereunder by the Borrower in the absence of such assignment, except to the extent any such amounts are attributable to a Change in Law), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

        (iv)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

        (v)   Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

        (c)   (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.

        (ii)   A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent and the entitlement to greater payment results solely from a Change in Law. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) as though it were a Lender.

        (d)   Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

        (e)   Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (an, "SPC") of such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to Section 2.01, provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by the Granting Lender. Each party hereto hereby agrees that (x) no SPC shall be liable for any payment under this Agreement for which a Lender would otherwise be liable and (y) the Granting Lender for any SPC shall be (and hereby agrees that it is) liable for any payment under this Agreement for which the SPC would be liable in the absence of preceding clause (x). In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04 any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender or to any financial institutions (if consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.

        Section 9.05.    Survival.    All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

        Section 9.06.    Counterparts; Integration; Effectiveness.    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

        Section 9.07.    Severability.    Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

        Section 9.08.    Right of Setoff.    If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

        Section 9.09.    Governing Law; Jurisdiction; Consent to Service of Process.    This Agreement shall be construed in accordance with and governed by the law of the State of New York.

        (b)   Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

        (c)   Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

        (d)   Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

        Section 9.10.    WAIVER OF JURY TRIAL.    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

        Section 9.11.    Headings.    Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

        Section 9.12.    Confidentiality.    Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that (i) the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with the terms of this Agreement and (ii) that the Administrative Agent and each Lender shall be responsible for any breach of this Section 9.12 by any of its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information or, in the case of any Lender, such Lender has treated such Information in a manner consistent with banking industry standards for the treatment of confidential information. Notwithstanding anything herein to the contrary, each party to this Agreement (and any employee, representative or other agent of each such party) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, no disclosure of any information relating to such tax treatment or tax structure may be made to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. The provisions of this Section 9.12 shall survive the termination of the Commitments and repayment of the Loans.

        Section 9.13.    Interest Rate Limitation.    Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

        Section 9.14.    Calculations.    For purposes of this Agreement, the Dollar Equivalent of each Loan that is an Alternate Currency Loan shall be calculated on the date when any such Loan is made, on the first Business day of each month and at such other times as designated by the Administrative Agent. Such Dollar Equivalent shall remain in effect until the same is recalculated by the Administrative Agent as provided above and notice of such recalculation is received by the Borrower, it being understood that until such notice of such recalculation is received, the Dollar Equivalent shall be that Dollar Equivalent as last reported to the Borrower by the Administrative Agent. The Administrative Agent shall promptly notify the Borrower and the Lenders of each such determination of the Dollar Equivalent.

        Section 9.15.    Euro.    (a) If at any time that an Alternate Currency Loan is outstanding, the relevant Alternate Currency is fully replaced as the lawful currency of the country that issued such Alternate Currency (the "Issuing Country") by the Euro so that all payments are to be made in the Issuing Country in Euros and not in the Alternate Currency previously the lawful currency of such country, then such Alternate Currency Loan shall be automatically converted into a Loan denominated in Euros in a principal amount equal to the amount of Euros into which the principal amount of such Alternate Currency Loan would be converted pursuant to the EMU Legislation or any other applicable law and thereafter no further Loans will be available in such Alternate Currency, with the basis of accrual of interest, notices requirements and payment offices with respect to such converted Loans to be that consistent with the convention and practices in the London interbank market for Euro denominated Loans.

        (b)   The Borrower shall from time to time, at the request of any Lender, pay to such Lender the amount of any losses, damages, liabilities, claims, reduction in yield, additional expense, increased cost, reduction in any amount payable, reduction in the effective return of its capital, the decrease or delay in the payment of interest or any other return forgone by such Lender or its affiliates as a result of the tax or currency exchange resulting from the introduction, changeover to or operation of the Euro in any applicable nation or eurocurrency market.

        Section 9.16.    Judgment Currency.    (a) The Borrower's obligations hereunder and under the other Credit Documents to make payments in the applicable Approved Currency (the "Obligation Currency") shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Credit Documents. If, for the purpose of obtaining or enforcing judgment against the Borrower in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the "Judgment Currency") an amount due in the Obligation Currency, the conversion shall be made on a basis consistent with the definition of Dollar Equivalent but determined, in each case, on the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the "Judgment Currency Conversion Date").

        (b)   If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

        (c)   For purposes of determining the Dollar Equivalent, or any other rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

        Section 9.17.    Special Provisions Relating to Currencies Other Than Dollars.    (a) All funds to be made available to the Administrative Agent pursuant to this Agreement in Euros or Pounds Sterling shall be made available to the Administrative Agent in immediately available, freely transferable, cleared funds to such account with such bank in such principal financial center in such Participating Member State (or in London) as the Administrative Agent shall from time to time nominate for this purpose.

        (b)   In relation to the payment of any amount denominated in Euros, Pounds Sterling or in a European national currency unit, the Administrative Agent shall not be liable to the Borrower or any of the Lenders for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Administrative Agent if the Administrative Agent shall have taken all relevant and necessary steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in Euros, Pounds Sterling or, as the case may be, in the relevant European national currency unit) to the account with the bank in the principal financial center in the participating member state which the Borrower or, as the case may be, any Lender shall have specified for such purpose. In this Section 9.17(b), "all relevant steps" means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent may from time to time determine for the purpose of clearing or settling payments of Euros, Pounds Sterling or the relevant European national currency unit. Furthermore, and without limiting the foregoing, the Administrative Agent shall not be liable to the Borrower or any of the Lenders with respect to the foregoing matters in the absence of its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision or pursuant to a binding arbitration award or as otherwise agreed in writing by the affected parties).

        Section 9.18.    Pro Rata Borrowings.    The Borrower will in good faith endeavor, to the extent practicable, through the borrowing and/or repayment of Dollar Revolving Loans and/or Approved Currency Revolving Loans denominated in Dollars, to cause each of (i) the proportion of the average outstanding Principal Amount of Revolving Loans to the total Commitments, (ii) the proportion of the average outstanding Principal Amount of Dollar Loans to the total Dollar Commitments and (iii) the proportion of the average outstanding Principal Amount of Approved Currency Loans to the total Approved Currency Commitments for any given period of six months to be roughly equivalent. Nothing in this Section 9.18 shall be construed to place any obligation on Borrower with respect to (i) the borrowing or repayment of Alternate Currency Loans or (ii) the borrowing or repayment of Dollar Revolving Loans or Approved Currency Revolving Loans denominated in Dollars in an amount greater or less than the aggregate amount of Dollar Revolving Loans and Approved Currency Revolving Loans denominated in Dollars, the Borrower otherwise intends to have outstanding based on its determination of its business needs.

*            *

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Address:
Wessex House, 3rd floor	ARCH CAPITAL GROUP LTD.
45 Reid Street Hamilton, HM 12 Bermuda
Attention: John D. Vollaro Telephone: (441) 278-9253 Facsimile: (441) 278-9255	By:	/s/ CONSTANTINE IORDANOU Title: President and Chief Executive Officer
JPMORGAN CHASE BANK, Individually and as Administrative Agent
	By:	/s/ ROBERT ANASTASIO Title: Vice President
BANK OF AMERICA, N.A., Individually and as Syndication Agent
	By:	/s/ DEBRA BASIER Title: Principal
THE BANK OF BERMUDA LIMITED
	By:	/s/ A. KERRY DAVISON Title: Vice President
THE BANK OF NEW YORK
	By:	/s/ JIMMY TSE Title: Vice President

THE BANK OF N.T. BUTTERFIELD & SON LIMITED
By:	/s/ JONATHAN RAYNOR Title: Vice President
By:	/s/ MICHAEL McWATT Title: Senior Vice President
BANK ONE, NA
By:	/s/ GERARD P. FOGARTY Title: Director
BARCLAYS BANK PLC
By:	/s/ PAUL JOHNSON Title: Relationship Director
CHANG HWA COMMERICAL BANK, LTD., NEW YORK BRANCH
By:	/s/ MING-HSIEN LIN Title: SVP & General Manager
COMMERZBANK AG New York and Grand Cayman Branches
By:	/s/ MICHAEL P. McCARTHY Title: Vice President
By:	/s/ WERNER SAMUEL Title: Senior Vice President

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch
By:	/s/ JAY CHALL Title: Director
By:	/s/ CASSANDRA DROOGAN Title: Associate
FIRST COMMERCIAL BANK, New York Agency
By:	/s/ BRUCE M. J. JU Title: V.P. & General Manager
FLEET NATIONAL BANK
By:	/s/ LAWRENCE DAVIS Title: Portfolio Manager
LLOYDS TSB BANK PLC
By:	/s/ MATTHEW S.R. TUCK Title: Vice President Financial Institutions, USA
By:	/s/ CANDICE BEATO Title: Assistant Vice President Financial Institutions, USA
MERRILL LYNCH BANK USA
By:	/s/ DAVID L. MILLETT Title: Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION
By:	/s/ GREG WILCOX Title: Vice President

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

        This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

        For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:
2.	Assignee:	[and is an Affiliate/Approved Fund of [identify Lender](1)]
3.	Borrower:	Arch Capital Group Ltd.
4.	Administrative Agent:	JPMorgan Chase Bank, as the administrative agent under the Credit Agreement
5.	Credit Agreement:	The Credit Agreement dated as of September 12, 2003 among Arch Capital Group Ltd., the Lenders parties thereto,

(1)
Select as applicable.

JPMorgan Chase Bank, as Administrative Agent, Bank of America, N.A. as Syndication Agent and Commerzbank AG, New York Branch, Credit Suisse First Boston and Wachovia Bank, National Association, as Documentation Agents.
6.	Assigned Interest:
Facility Assigned(2)	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans(3)
	$	$		%
	$	$		%
	$	$		%

Effective Date:                              , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]
By:	Title:
ASSIGNEE
[NAME OF ASSIGNEE]
By:	Title:

(2)
Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., "Dollar Revolving Commitment," "Approved Currency Term Loans," etc.).

(3)
Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2

[Consented to and](4) Accepted:
[NAME OF ADMINISTRATIVE AGENT], as Administrative Agent
By:	Title:
[Consented to:](5)
[ARCH CAPITAL GROUP LTD.]
By:	Title:

(4)
To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(5)
To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

        1.    Representations and Warranties.

        1.1    Assignor.    The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

        1.2.    Assignee.    The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

        2.    Payments.    From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

        3.    General Provisions.    This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

2

EXHIBIT B

FORM OF BORROWING REQUEST

[Date]

JPMorgan Chase Bank, as Administrative Agent
        for the Lenders parties to the
        Credit Agreement referred to below

One Chase Manhattan Plaza
New York, New York 10081

        Attention:

Ladies and Gentlemen:

        The undersigned, Arch Capital Group Ltd., refers to the Credit Agreement, dated as of September 12, 2003 (as amended, modified or supplemented from time to time, the "Credit Agreement," the terms defined therein being used herein as therein defined), among the undersigned, the Lenders from time to time party thereto, Commerzbank AG, Credit Suisse First Boston and Wachovia Bank, National Association, as Documentation Agents, Bank of America, N.A. as Syndication Agent and you, as Administrative Agent for such Lenders, and hereby [gives you irrevocable notice] [confirms in writing the irrevocable telephone notice], pursuant to Section 2.03 of the Credit Agreement, that the undersigned [hereby requests] [has requested] a Borrowing of Revolving Loans under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the "Proposed Borrowing") as required by Section 2.03 of the Credit Agreement:

            (i)  The aggregate principal amount of the Proposed Borrowing is [                        ].(6)

           (ii)  The Business Day of the Proposed Borrowing is                          20    .(7)

(6)
Amount to be expressed in (x) Dollars, if a Dollar Loan and (y) Dollars, Euros or Pounds Sterling, if an Approved Currency Revolving Loan.

(7)
(i) Shall be at least (x) three Business Days after the date hereof in the case of Eurocurrency Loans denominated in Dollars, provided that any such notice shall be deemed to have been given on a certain day only if given before 10:00 A.M. (New York time) on such day and (y) four Business Days after the date hereof in the case of Eurocurrency Borrowing denominated in an Alternate Currency, provided that any such notice shall be deemed to have been given on a certain day only if given before 1:00 p.m. (New York time) on such day and (ii) may be the same Business Day as the date hereof in the case of ABR Loans, provided that any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York time) on such day.

           (ii)  The Proposed Borrowing is to consist of [Dollar Revolving Loans] [Approved Currency Revolving Loans, which are to be denominated in [specify currency]].

          (iii)  The Proposed Borrowing is to consist of [ABR Loans] [Eurocurrency Loans].

         [(iv)  The initial Interest Period for the Proposed Borrowing is              month[s]](8).

           (v)  The proceeds of the Borrowing are to be deposited as follows                                      .(9)

        The undersigned, Arch Capital Group Ltd., hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

          (A)  the representations and warranties made by or on behalf of the Borrower contained in the Credit Agreement and in the other Credit Documents are and will be true and correct in all material respects with the same effect as though made on and as of the date hereof (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date is true and correct in all material respects only as of such specified date); and

          (B)  no Default or Event of Default has occurred and is continuing.

Very truly yours,
ARCH CAPITAL GROUP LTD.
By	Name: Title:

(8)
To be included for a Proposed Borrowing of Eurocurrency Loans.

(9)
Insert disbursement instructions.

2

EXHIBIT C-1

[Opinion of Borrower's Special U.S. Counsel]

EXHIBIT C-2

[Opinion of Borrower's Special Bermuda counsel]

EXHIBIT D

ARCH CAPITAL GROUP LTD.

Officer's Certificate

        I, the undersigned, [President] [Vice President] of ARCH CAPITAL GROUP LTD., a [company] [corporation] organized and existing under the laws of Bermuda (the "Borrower"), do hereby certify that:

        1.     This Certificate is furnished pursuant to Section 4.01(d) of the Credit Agreement, dated as of September 12, 2003, among Arch Capital Group Ltd., the Lenders from time to time party thereto, JPMorgan Chase Bank, as Administrative Agent, Bank of America, N.A., as Syndication Agent and Commerzbank AG, New York Branch, Credit Suisse First Boston and Wachovia Bank, National Association as Documentation Agents (such Credit Agreement, as in effect on the date of this Certificate, being herein called the "Credit Agreement"). Unless otherwise defined herein capitalized terms used in this Certificate have the meanings assigned to those terms in the Credit Agreement.

        2.     The persons named in Annex A have been duly elected, have duly qualified as and at all times since                              , 20    (1) (to and including and date hereof) have been officers of the Borrower, holding the respective offices in Annex A set opposite their names, and the signatures on Annex A set opposite their names are their genuine signatures.

        3.     Attached hereto as Annex B is a copy of the [Certificate of Incorporation] [equivalent organizational document] of the Borrower as filed [in the office of the [Registrar]] on                              ,             , together with all amendments thereto adopted through the date hereof.

        4.     Attached hereto as Annex C is a true and correct copy of the [By-Laws] [equivalent organizational document] of the Borrower as in effect on                              ,             (3) together with all amendments thereto adopted through the date hereof.

        5.     Attached hereto as Annex D is a true and correct copy of resolutions duly adopted on                  , [by unanimous written consent of the Board of Directors of the Borrower] [by a meeting of the Board of Directors of the Borrower, at which a quorum was present and acting throughout], which resolutions have not been revoked, modified, amended or rescinded and are still in full force and effect. Except as attached hereto as Annex D, no resolutions have been adopted by the Board of Directors of the Borrower which deal with the execution, delivery or performance of any of the Credit Documents.

        6.     On the date of this Certificate, all of the applicable conditions set forth in Section 4.01(d) through 4.01(j), inclusive, of the Credit Agreement have been satisfied.

(1)
Insert a date prior to the time of any corporate action relating to the Credit Agreement.

(3)
Insert same date as in paragraph 2 of this Certificate.

        7.     On the date hereof, the representations and warranties made by or on behalf of the Borrower contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects on the date of this Certificate (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

        8.     On the date hereof, no Default or Event of Default has occurred and is continuing.

        9.     I know of no proceeding for the dissolution or liquidation of the Borrower or threatening its existence.

        IN WITNESS WHEREOF, I have hereunto set my hand this day of                         , 20    .

[NAME OF BORROWER]
By	Name: Title:

2

        I, the undersigned, [Insert title of Secretary][Assistant Secretary]] of the Borrower, do hereby certify that:

        1.     [Insert name of Person making the above certifications] is the duly elected and qualified [President] [Vice President] of the Borrower and the signature above is his/her genuine signature.

        2.     The certifications made by [name] in items 2, 3, 4 and 5 above are true and correct.

        3.     I know of no proceeding for the dissolution or liquidation of the Borrower or threatening its existence.

        IN WITNESS WHEREOF, I have hereunto set my hand this              day of                          20    .

ARCH CAPITAL GROUP LTD.
By	Name: Title:

3

ANNEX A

Name(2)	Office	Signature

(2)
Include name, office and signature of each officer who will sign any Credit Document, including the officer who will sign the certification at the end of this Certificate.

QuickLinks

  Exhibit 10.7
Table of Contents
ARTICLE I Definitions
ARTICLE II The Credits
ARTICLE III Representations and Warranties
ARTICLE IV Conditions
ARTICLE V Affirmative Covenants
ARTICLE VI Negative Covenants
ARTICLE VII Events of Default
ARTICLE VIII The Administrative Agent
ARTICLE IX Miscellaneous
  ANNEX 1
  EXHIBIT B
FORM OF BORROWING REQUEST
  EXHIBIT C-1
  EXHIBIT C-2
  EXHIBIT D
ARCH CAPITAL GROUP LTD. Officer's Certificate
  ANNEX A